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                                                                Exhibit 4(c)(xv)


                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT

                          dated as of September 5, 1997

                                  by and among

                            LCI INTERNATIONAL, INC.,

                                  as Borrower,

                         the Lenders referred to herein,


                           FIRST UNION NATIONAL BANK,
                             as Documentation Agent,

                           NATIONSBANK OF TEXAS, N.A.,
                            as Administrative Agent,

                                       and

                              THE BANK OF NEW YORK,
                              as Syndication Agent.
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EXHIBITS

Exhibit A-1     -   Form of Third Amended and Restated Revolving Credit Note
Exhibit A-2     -   Form of Third Amended and Restated Swingline Note
Exhibit A-3     -   Form of Competitive Bid Note
Exhibit B-1     -   Form of Notice of Borrowing
Exhibit B-2     -   Notice of Account Designation
Exhibit B-3     -   Notice of Prepayment
Exhibit C-1     -   Form of Competitive Bid Request
Exhibit C-2     -   Form of Invitation to Bid
Exhibit C-3     -   Form of Competitive Bid
Exhibit C-4     -   Form of Competitive Bid Accept/Reject Letter
Exhibit D       -   Form of Notice of Conversion/Continuation
Exhibit E       -   Form of Officer's Certificate
Exhibit F       -   Form of Assignment and Acceptance
Exhibit G-1     -   Form of New Lender Supplement
Exhibit G-2     -   Form of Commitment Increase Supplement


SCHEDULES

Schedule 1           -    Lenders and Commitments
Schedule 6.1(a)      -    Jurisdictions of Organization and Qualification to
                          Do Business as Foreign Corporation of Borrower and
                          its Subsidiaries
Schedule 6.1(b)      -    Subsidiaries of Borrower and Capitalization of
                            Borrower and Subsidiaries
Schedule 6.1(i)      -    ERISA Plans
Schedule 6.1(l)      -    Intellectual Property Matters
Schedule 6.1(m)      -    Material Contracts
Schedule 6.1(n)      -    Labor and Collective Bargaining Agreements
Schedule 6.1(q)      -    Material Adverse Change Disclosure
Schedule 6.1(t)      -    Debt and Guaranty Obligations
Schedule 6.1(u)      -    Litigation
Schedule 6.1(v)      -    Regulatory Matters
Schedule 8.5         -    Excluded Taxes
Schedule 10.3        -    Existing Liens
Schedule 10.4        -    Loans, Advances and Investments
Schedule 10.9        -    Transactions with Affiliates

      THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 5th day of September, 1997, by and among LCI INTERNATIONAL, INC., a corporation organized under the laws of Delaware, as Borrower, the Lenders who are or may become a party to this Agreement, FIRST UNION NATIONAL BANK, as Documentation Agent, NATIONSBANK OF TEXAS, N.A., as Administrative Agent and THE BANK OF NEW YORK, as Syndication Agent.

                              STATEMENT OF PURPOSE

      The Borrower has requested and the Lenders have agreed to amend and restate the Prior Credit Agreement referred to below, pursuant to which the Lenders will provide a five (5) year (subject to extension pursuant to the terms hereof) revolving credit facility in an aggregate principal amount not to exceed Five Hundred Million Dollars ($500,000,000) (subject to increase pursuant to the terms hereof) with (a) a sublimit not to exceed Fifty Million Dollars ($50,000,000) for the issuance of standby letters of credit and (b) a Twenty-Five Million Dollar ($25,000,000) swingline facility provided by the Swingline Lender, all on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

      "364-Day Credit Agreement" means the 364-Day Credit Agreement of even date herewith by and among the Borrower, the Lenders and the Lead Agents, and the Syndication Agent, as amended or supplemented from time to time.

      "Administrative Agent" means NationsBank in its capacity as administrative agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

      "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.1.

      "Affiliate" means, with respect to any Person and its Subsidiaries, any other Person (other than a Subsidiary thereof) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

      "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Commitment shall be Five Hundred Million Dollars ($500,000,000).

      "Agreement" means this Third Amended and Restated Credit Agreement, as amended or modified from time to time.

      "Alternative Currency" means any lawful currency (other than Dollars) which is freely transferrable and convertible into Dollars in the United States currency market and freely available to banks in the London interbank market and which is approved by the Issuing Lender for the issuance of a Letter of Credit denominated in such currency.

      "Annualized Operating Cash Flow" means, with respect to the Borrower and its Restricted Subsidiaries at any date of determination, Operating Cash Flow for the period of two (2) consecutive fiscal quarters ending on, or most recently ended prior to, such date times two (2).

      "Applicable Law" means all applicable provisions of constitutions, treaties, statutes, laws, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

      "Applicable  Margin"  shall have the meaning  assigned  thereto in
Section 4.1(c).

      "Approved Preferred Stock" means any preferred stock issued by the Borrower or any Restricted Subsidiary, provided that (a) such preferred stock (and any security into which such preferred stock is convertible) shall not contain restrictive covenants or other terms more restrictive than those contained in the Loan Documents, (b) such preferred stock shall not provide for any mandatory prepayments or redemptions at any time where similar payments are not required under the Loan Documents and (c) documents evidencing such preferred stock (and other security) must be reasonably satisfactory to the Lead Agents, unless the Lead Agents agree otherwise in a written approval executed before the issuance of such stock.

      "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

      "Bank Investors" shall have the meaning assigned thereto in the Securitization Documents.

      "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate as determined by the Administrative Agent plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

      "Base Rate Loan" means any Loan bearing interest at a rate determined with reference to the Base Rate as provided in Section 4.1(a) hereof.

      "Borrower" means LCI in its capacity as borrower hereunder.

      "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Dallas, Texas and New York City are open for the conduct of their commercial banking business (and with respect to the determination of any Dollar Equivalent amount, any such day on which such banks are open for the conduct of their foreign exchange business), and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

      "Capital Lease" means, with respect to the Borrower and its Restricted Subsidiaries, any lease of any property that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

      "Cash  Equivalents"  shall have the  meaning  assigned  thereto in
Section 10.4(b).

      "Change in  Control"  shall have the meaning  assigned  thereto in
Section 11.1(i).

      "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied in a manner satisfactory to the Lead Agents.

      "Co-Agent" means any Lender designated as such on the signature pages hereto.

      "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

      "Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to and issue or participate in Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereto (or as set forth on any amendment thereto), as the same may be reduced or increased at any time or from time to time pursuant to the terms hereof.

      "Commitment Percentage" means, with respect to any Lender, the ratio of
(a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

      "Competitive Bid" means an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.4.

      "Competitive Bid Interest Period" shall have the meaning assigned thereto in Section 4.1(b)(ii).

      "Competitive Bid Loan" means any Loan bearing interest at the Competitive Bid Rate determined in accordance with Section 2.4.
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      "Competitive Bid Notes" means the separate Competitive Bid Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A-3 hereto, and any amendments and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

      "Competitive Bid Rate" means, as to any Competitive Bid made by a Lender pursuant to Section 2.4, the fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Competitive Bid.

      "Competitive Bid Request" shall have the meaning assigned thereto in
Section 2.4(a).

      "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Restricted Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

      "Consolidated Net Worth" means, with respect to the Borrower and its Restricted Subsidiaries at any date of determination thereof, the amount of equity of the holders of all and any capital stock and other ownership interests of such Persons which would appear on the Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date (excluding any amount set forth therein for currency translation adjustments), determined in accordance with GAAP.

      "CP Issuer" means Enterprise Funding Corporation, a Delaware corporation, and its permitted successors and assigns.

      "Credit Facility" means the collective reference to the credit facility established pursuant to Article II and the L/C Facility.

      "Current Assets" means, with respect to the Borrower and its Restricted Subsidiaries at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date.

      "Current Liabilities" means, with respect to the Borrower and its Restricted Subsidiaries at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, but in any event including the amount of (a) all Debt of any such Person payable on demand or, at the option of the Person to whom such Debt is owed, not more than twelve months after such date, (b) any payments in respect of any Debt of any such Person (whether installment, serial maturity or sinking fund payments or otherwise) required to be made not more than twelve months after such date, and (c) all reserves in respect of liabilities or Debt payable on demand or, at the option of the Person to whom such Debt is owed, not more than twelve months after such date, the validity of which is contested at such date.

      "Debt" means, with respect to the Borrower and its Restricted Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of the Borrower or any Restricted Subsidiary, (b) all obligations to pay the deferred purchase price of property or services of the Borrower or any Restricted Subsidiary, except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due and (ii) documented disputes with vendors arising from the provision or use of telecommunications services which disputes are in the process of resolution and for which adequate reserves have been established in accordance with GAAP, (c) all obligations as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of the Borrower or any Restricted Subsidiary up to the lesser of the amount of such Debt or the fair market value of such property as determined in the reasonable discretion of the Lead Agents, (e) all Guaranty Obligations of the Borrower or any Restricted Subsidiary, (f) all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker's acceptances issued for the account of the Borrower or any Restricted Subsidiary, and (g) all payment obligations incurred by any such Person under any Hedging Agreement.

      "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

      "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

      "Dollar Equivalent" shall mean, with respect to any Letter of Credit denominated in an Alternative Currency, the amount of Dollars which is equivalent to the face amount or other applicable amount under such Letter of Credit at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 A.M. (Charlotte time) two (2) Business Days prior to such date.

      "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having total assets in excess of $500,000,000, (b) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (c) already a Lender (or Affiliate thereof) hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Documentation Agent (such approval not to be unreasonably withheld).

      "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

      "Environmental Laws" means any and all applicable federal, foreign, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

      "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

      "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

      "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

      "Existing Securitization" means the transactions contemplated by and entered into pursuant to the Securitization Documents.

      "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans and Competitive Bid Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations and Swingline Loans then outstanding.

      "FCC"  means  the  Federal   Communications   Commission   or  any
successor Governmental Authority.

      "FCC License" means any long distance telecommunications or other license, permit, consent, certificate of compliance, franchise, approval, waiver or authorization granted or issued by the FCC, including, without limitation, any of the foregoing authorizing or permitting the acquisition, construction or operation of Network Facilities or any other long distance telecommunications system.

      "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published at 11:00 a.m. (Charlotte time) for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "First Union" means First Union National Bank, and its successors.

      "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.
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      "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

      "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including without limitation all FCC Licenses and PUC Authorizations.

      "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including without limitation the FCC and any PUC.

      "Guaranty Obligation" means, with respect to the Borrower and its Restricted Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

      "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law,
(d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

      "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure, and any confirming letter executed pursuant to such hedging agreement, all as amended or modified.

      "Intercompany Notes" means any Debt for borrowed money owing by the Borrower to any Restricted Subsidiary, which Debt shall be evidenced by a promissory note subordinated to the Obligations in form and substance satisfactory to the Lead Agents.

      "Interest Expense" means, with respect to the Borrower and its Restricted Subsidiaries for any period, total interest expense of the Borrower and its Restricted Subsidiaries (including without limitation, interest expense attributable to Capital Leases) determined in accordance with GAAP and net costs under any Hedging Agreement and currency agreement to the extent that such costs are included within interest expense under GAAP plus, to the extent not included therein, total interest expense, whether shown as interest expense, other expense, discount or as loss and expense on the sale of receivables, in any such case incurred pursuant to any Permitted Securitization, plus, solely with respect to the determination of Interest Expense for the purpose of calculating the Leverage Ratio hereunder, the aggregate amount of Basic Rent (as defined in the Office Property Lease) paid or payable by LCI during such period under the Office Property Lease.

      "Issuing Lender" means NationsBank, in its capacity as issuer of any Letter of Credit.

      "L/C Commitment" means the lesser of the Aggregate Commitment and Fifty Million Dollars ($50,000,000).

      "L/C Facility" means the letter of credit facility established pursuant to
Article III hereof.

      "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

      "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

      "LCI" means LCI International, Inc., a Delaware corporation, and its successors.

      "LCI Trust I" means the grantor trust created pursuant to the Trust Agreement.

      "Lead Agents" means the collective reference to the Documentation Agent and the Administrative Agent.

      "Lender" means each Person executing this Agreement as a Lender (including without limitation the Issuing Lender and Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

      "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

      "Letter of Credit Application" means an application in the Issuing Lender's customary form requesting the Issuing Lender to issue a Letter of Credit.

      "Letters  of Credit"  shall have the meaning  assigned  thereto in
Section 3.1.

      "Leverage Ratio" means, at any date of determination, the ratio of the following calculated without duplication in accordance with GAAP: (a) the sum of
(i) Total Debt of the Borrower and its Restricted Subsidiaries at such date less
(ii) cash and Cash Equivalents which are immediately available to the Borrower for the payment of Obligations hereunder to (b) Annualized Operating Cash Flow of the Borrower and its Restricted Subsidiaries at such date (including in the determination thereof on a pro forma basis for the relevant period Operating Cash Flow for any Person acquired in accordance with Section 10.4(c) and any Person in which an investment was consummated in accordance with Section 10.4(d) in each case during such Period, and excluding on a pro forma basis for the relevant period Operating Cash Flow attributable to any property, business or other assets sold (and not replaced) during such period in accordance with
Section 10.6(f)).

      "LIBOR" means the rate of interest determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars are offered by first class banks in the London interbank market to the London offices of the Administrative Agent (or the Administrative Agent's London branch) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of the applicable LIBOR Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

      "LIBOR Interest Period" shall have the meaning assigned thereto in Section 4.1(b)(i).

      "LIBOR Rate" means (a) LIBOR divided by (b) one (1) less the Reserve Percentage.

      "LIBOR Rate Loan" means any Loan bearing interest at a rate determined with reference to the LIBOR Rate as provided in Section 4.1(a) hereof.

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

      "Loan" means any Revolving Credit Loan made to the Borrower pursuant to
Section 2.1(a), any Competitive Bid Loan made to the Borrower pursuant to
Section 2.1(b) or any Swingline Loan made to the Borrower pursuant to Section 2.2, and all such Loans collectively as the context requires.

      "Loan Documents" means, collectively, this Agreement, the Notes, the Letter of Credit Applications, any Hedging Agreement hedging interest rate risk under this Agreement and executed with a Lender or an Affiliate thereof, and each other document, instrument and agreement executed and delivered by the Borrower, its Restricted Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or modified from time to time.

      "Material Adverse Effect" means, with respect to the Borrower or any of its Restricted Subsidiaries, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of such Persons taken as a whole or the ability of any such Person to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party.

      "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $15,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Restricted Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided that Material Contract shall not include any contract or agreement terminable by the Borrower or any of its Restricted Subsidiaries in accordance with its terms upon notice of thirty (30) days or less without liability for further payment other than a nominal penalty.

      "Money Market Rate" means a money market based rate as determined by the Administrative Agent.

      "Moody's"  means  Moody's   Investors   Service,   Inc.,  and  its
successors and assigns.

      "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

      "NationsBank"   means  NationsBank  of  Texas,  N.A.,  a  national
banking association.

      "Net Cash Proceeds" means the gross cash proceeds received by the Borrower or any of its Restricted Subsidiaries from any offering of capital stock or other ownership interests (excluding the issuance to qualified employees or directors of capital stock pursuant to the stock option plan or stock purchase plan, as applicable, of the Borrower as then in effect) or Debt securities less all legal, underwriting and other fees and expenses incurred in connection therewith.

      "Net Income" means, with respect to the Borrower and its Restricted Subsidiaries for any period, the Consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss) (a) the income (or loss) of any Person accrued prior to the date such Person becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person's assets are acquired by the Borrower or any of its Restricted Subsidiaries, (b) if the ability of the Borrower to receive, recover or repatriate cash or receive the economic benefits (other than any increase in value of the Borrower's stock or ownership interest in a Restricted Subsidiary thereof) from any of its Restricted Subsidiaries is materially limited or restricted for a material period of time at any date of determination by operation of the terms of the charter of such Restricted Subsidiary or any agreement, instrument, or Applicable Law, the portion of the income of each such Restricted Subsidiary so restricted, (c) the net income of any Person not a Wholly-Owned Restricted Subsidiary of the Borrower, and the net income of any Person that is accounted for by the equity method of accounting, except in each case to the extent of the amount received by the Borrower in a cash distribution and (d) the effect of any currency translation adjustments.

      "Net Investment" means the total amount of the Borrower's investment in a Subsidiary whether in the form of debt, equity or otherwise less any returns on or repayments of such investment received by the Borrower during the term of this Agreement in cash or Cash Equivalents, or the fair market value of any other return or repayment as reasonably determined by the Borrower and approved by the Lead Agents in their reasonable discretion.

      "Network Agreement" means any document or agreement entered into by the Borrower or any of its Restricted Subsidiaries regarding the use, operation, maintenance or otherwise concerning any of the Network Facilities.

      "Network Facilities" means the network of digital facilities and capacity owned or leased by the Borrower or any of its Restricted Subsidiaries.

      "Notes" means the Revolving Credit Notes, the Competitive Bid Notes, or the Swingline Note, or any combination thereof, and "Note" means any of such Notes.

      "Notice of Account Designation" shall have the meaning assignation thereto in Section 2.3(b).

      "Notice of Borrowing"  shall have the meaning  assigned thereto in
Section 2.3(a).

      "Notice  of   Conversion/Continuation"   shall  have  the  meaning
assigned thereto in Section 4.2.

      "Notice of Prepayment"  shall have the meaning assigned thereto in
Section 2.5(c).

      "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrower to any Lender, any Affiliate of any Lender or any of the Lead Agents under any Hedging Agreement hedging interest rate risk under this Agreement and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or to any of the Lead Agents, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

      "Office Property" means the certain real property located in Ballston, Virginia acquired pursuant to the Synthetic Lease Documents, including the approximately 306,000 square foot office building, approximately 660-car underground parking garage, and related improvements and facilities constructed thereon pursuant to the Synthetic Lease Documents.

      "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

      "Operating Cash Flow" means, with respect to the Borrower and its Restricted Subsidiaries for any period, the following, each calculated for such period without duplication in accordance with GAAP: (a) Net Income, plus (b) to the extent deducted in determining Net Income (i) income and franchise taxes paid or payable by the Borrower and its Restricted Subsidiaries, (ii) Interest Expense paid or payable by the Borrower and its Restricted Subsidiaries and
(iii) amortization and depreciation and other similar non-cash charges less (c) the sum of (i) interest income, (ii) non-cash income and (iii) any items of gain (or plus any non-cash items of loss) which were included in determining Net Income and were not realized in the ordinary course of business.

      "Other Taxes" shall have the meaning  assigned  thereto in Section
4.10(b).

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

      "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

      "Permitted Securitization" means the Existing Securitization and any other sale, conveyance or other transfer of accounts receivable of LCI or any Subsidiary pursuant to an accounts receivable securitization financing transaction; provided that (a) on any date of determination the aggregate amount outstanding pursuant to all accounts receivable financing transactions does not exceed the greater of (i) $200,000,000 or (ii) fifteen percent (15%) of Total Revenues of the Borrower and its Restricted Subsidiaries for the four (4) consecutive fiscal quarter period ending on or most recently prior to such date of determination and (b) such accounts receivable securitization financing transaction is pursuant to material terms and conditions satisfactory to, and evidenced by documents approved by, the Lead Agents.

      "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, limited liability company, Governmental Authority or any other form of entity or group.

      "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate at its principal office in Dallas, Texas.

Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest rate charged to its customers or other banks.

      "Prior Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of February 14, 1996, by and among LCI, as Borrower, the Prior Lenders, First Union National Bank of North Carolina, as Syndication Agent and Credit Agent, and NationsBank of Texas, N.A., as Syndication Agent and Administrative Agent, as amended or modified.

      "Prior Lenders" means, collectively, the lenders party to the Prior Credit Agreement.

      "Projections" shall have the meaning set forth in Section 7.1(c).

      "PUC" means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Network Facility or long distance telecommunications systems or over Persons who own, construct or operate a Network Facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in said state.

      "PUC Authorizations" means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any PUC.

      "Receivables Subsidiary" means SPC and any other special purpose Subsidiary of LCI formed to consummate a Permitted Securitization.

      "Register"  shall  have the  meaning  assigned  thereto in Section
13.10(d).

      "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

      "Replacement  Lender" shall have the meaning  assigned  thereto in
Section 4.7(d).

      "Required Lenders" means, at any date, the holders of at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Revolving Credit Notes, or if no amounts are outstanding under the Revolving Credit Notes, any combination of Lenders whose Commitment Percentages aggregate at least fifty-one percent (51%).

      "Reserve Percentage" means the maximum daily arithmetic reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as defined in Regulation D) for the applicable LIBOR Interest Period or Competitive Bid Interest Period as of the first day of such LIBOR Interest Period or Competitive Bid Interest Period, but subject to any changes in such reserve requirement becoming effective during the LIBOR Interest Period or Competitive Bid Interest Period. For purposes of calculating the Reserve Percentage, the reserve requirement shall be as set forth in Regulation D without benefit of credit for prorations, exemptions or offsets under Regulation D, and further without regard to whether or not any Lender elects to actually fund any Loan or portion thereof with Eurocurrency liabilities. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

      "Restricted Subsidiary" means a Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

      "Revolving Credit Loans" means the revolving credit loans made by the Lenders to the Borrower pursuant to Section 2.1(a).

      "Revolving Credit Notes" means the separate Third Amended and Restated Revolving Credit Notes made by the Borrower payable to the order of each of the Lenders, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

      "Securitization Documents" means the collective reference to the following documents:

      (a) transfer and administration agreement dated as of August 29, 1996 (the "Transfer and Administration Agreement"), among the SPC, as Transferor, LCI International Telecom Corp., as the initial collection agent, the CP Issuer, NationsBank, N.A., as agent for the CP Issuer and Bank Investors and as a Bank Investor, and those other financial institutions from time to time parties thereto as Bank Investors;

      (b) Receivables Purchase Agreement dated as of August 29, 1996 (the "Receivables Purchase Agreement"), by and among the Transferors and the SPC;

      (c) revolving subordinated promissory notes executed by the SPC in favor of each of the Transferors (the "SPC Notes");

      (d) lock-box agreements executed by the lock-box bank party thereto, the SPC, and the applicable Transferor with respect to the lock-boxes and/or lock-box accounts maintained by such Transferor at such lock-box bank;

      (e) support agreement dated as of August 29, 1996 (the "Support Agreement") entered into by LCI in favor of the SPC and its permitted successors and assignees with respect to the obligations of the Transferors under the Securitization Documents; and

      (f) each other agreement or document executed in connection with or in furtherance of the above-referenced Securitization Documents, and any amendment or modification of any documents referred to in this definition to which, if such amendment or modification could reasonably be expected to be adverse to the interests of the Lenders, the Lead Agents have consented in writing.

      "Senior Notes" means the collective reference to the Borrower's 7.25% senior notes due June 15, 2007 issued pursuant to the prospectus supplement dated as of June 23, 1997 to the prospectus dated as of March 10, 1997.

      "Senior Unsecured Debt Rating" means the rating, as determined by either Moody's or Standard & Poor's, of the Borrower's senior unsecured non-credit enhanced long term Debt.

      "Solvent" means, as to the Borrower and its Restricted Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

      "SPC" means that certain special purpose Subsidiary of LCI formed in connection with the Existing Securitization, and its permitted successors and assigns.

      "Standard & Poor's" means Standard & Poor's Ratings Group, a Division of McGraw-Hill Corporation, and its successors and assigns.

      "Subordinated Debt" means the collective reference to (a) the Intercompany Notes and (b) any other Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

      "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

      "Swingline   Commitment"   means   Twenty-Five   Million   Dollars
($25,000,000).

      "Swingline Facility" means the Swingline Facility established pursuant to
Article II hereof.

      "Swingline Lender" means NationsBank in its capacity as swingline lender hereunder.

      "Swingline Loan" means the swingline loans made by the Swingline Lender to the Borrower pursuant to Section 2.2.

      "Swingline Note" means the Third Amended and Restated Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-2 hereto, evidencing the Swingline Loans, and any amendments and supplements thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

      "Swingline Termination Date" means the earliest to occur of (a) September 4, 1998 (as such date may be extended pursuant to the terms hereof or in writing to the Borrower by the Swingline Lender in its sole discretion), (b) the resignation of NationsBank as Administrative Agent in accordance with Section
12.9 and (c) the Termination Date.

      "Syndication Agent" means any Lender designated as such on the signature pages hereto.

      "Synthetic Lease Documents" means the collective reference to the following documents:

      (a) unconditional guaranty agreement (the "LCI Guaranty") dated as of November 15, 1996 executed by LCI in favor of NationsBank, as agent for the lenders under the Real Estate Facility, as amended or supplemented from time to time;

      (b) lease agreement (the "Office Property Lease") dated as of November 15, 1996 executed by LCI Trust I, as lessor, and LCI, as Lessee, with respect to the Office Property, as amended or supplemented from time to time;

      (c) credit agreement (the "Real Estate Facility") dated as of November 15, 1996 among First Security Bank, National Association, as the owner trustee under LCI Trust I, as Borrower, the lenders who are or may become party thereto, and NationsBank, as agent for the lenders thereunder, as amended or supplemented from time to time;

      (d) trust agreement (the "Trust Agreement") dated as of November 15, 1996, between NationsBank, the other holders who are or may become party thereto and First Security Bank, National Association, as the owner trustee thereunder, as amended or supplemented from time to time; and

      (e) each other agreement or document executed in connection with or in furtherance of the above-referenced Synthetic Lease Documents, and any amendment or modification of any documents referred to in this definition to which, if such amendment or modification could reasonably be expected to be adverse to the interests of the Lenders, the Lead Agent have consented in writing.

      "Taxes"  shall  have  the  meaning  assigned  thereto  in  Section
4.10(a).

      "Termination  Date" means the earliest of the dates referred to in
Section 2.8.

      "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

      "Total Commitments" means the sum of (i) the Aggregate Commitment hereunder and (ii) the Aggregate Commitment under the 364-Day Credit Agreement.

      "Total Debt" means, with respect to the Borrower and its Restricted Subsidiaries at any date of determination and without duplication, all Debt of the Borrower and its Restricted Subsidiaries.

      "Total Revenue" means, with respect to the Borrower and its Restricted Subsidiaries for any period, gross revenue for the Borrower and its Restricted Subsidiaries on a Consolidated basis for such period determined in accordance with GAAP.

      "Transferors" means the collective reference to those Subsidiaries of LCI which, pursuant to the Existing Securitization, transfer certain accounts receivable, payments in respect thereof and other related assets to SPC, in accordance with the terms and conditions of the Securitization Documents.

      "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

      "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina.

      "United States" means the United States of America.

      "Unrestricted Subsidiary" means any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower in writing to the Lead Agents; provided, however, that at no time will the aggregate Net Investment in all Unrestricted Subsidiaries exceed $30,000,000.

      "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

      SECTION 1.2. General. All terms of an accounting nature not specifically defined herein shall have the meaning assigned thereto by GAAP. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

      SECTION 1.3.  Other Definitions and Provisions.

      (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents.

      (b) Accounting Terms. All accounting terms not specifically defined herein shall have the meaning given thereto by GAAP, and all accounting terms which are defined by reference to the Borrower and its Subsidiaries shall, when used herein with respect to any other Person, be calculated in accordance with such definition with respect to such other Person.

      (c) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.


                                   ARTICLE II

                                 CREDIT FACILITY

      SECTION 2.1.  Revolving Credit and Competitive Bid Loans.

      (a) Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through the Termination Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (i) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of the outstanding Competitive Bid Loans, Swingline Loans and L/C Obligations and (ii) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Commitment less such Lender's Commitment Percentage of the L/C Obligations and Swingline Loans then outstanding. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Termination Date.

      (b) Competitive Bid Loans. Subject to the terms and conditions of this Agreement, the Borrower may, prior to the Termination Date and pursuant to the procedures set forth in Section 2.4, request the Lenders to make offers to make Competitive Bid Loans; provided, that the aggregate principal amount of all outstanding Competitive Bid Loans (after giving effect to any amount requested and the use of proceeds thereof) shall not exceed the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.4.

      SECTION 2.2.  Swingline Loans.

      (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to the amount of Swingline Loans requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, the Competitive Bid Loans and L/C Obligations and (ii) the Swingline Commitment. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Swingline Termination Date.

      (b)   Refunding.

      (i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 3:00 p.m. (Charlotte time) on the Business Day such demand is made if made on or before 1:00 p.m. (Charlotte time) on such date and no later than 12:00 noon (Charlotte time) on the next succeeding Business Day if demand therefor is made after 1:00 p.m. (Charlotte time).

    (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by it with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

   (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2(b) is absolute and unconditional and shall not be affected by any circumstance whatsoever; provided, that (i) the Swingline Lender shall not make any Swingline Loans during the continuance of any Event of Default of which it has received notice and (ii) if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2(b), one of the events described in
Section 11.1(j) or (k) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender's participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded).

      SECTION  2.3.  Procedure  for  Advances of  Revolving  Credit and
Swingline Loans.

      (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 12:00 noon (Charlotte time) (i) on the same Business Day as each Base Rate Loan and Swingline Loan and (ii) at least three Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be with respect to LIBOR Rate Loans in an aggregate principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof and with respect to Base Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and with respect to Swingline Loans in an aggregate principal amount of $1,000,000 or whole multiples of $1,000,000 in excess thereof, (C) whether the Loans are to be Revolving Credit Loans or Swingline Loans, (D) in the case of Revolving Credit Loans, whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the LIBOR Interest Period applicable thereto. Any notices received after 11:00 a.m. (Charlotte time) for Base Rate Loans or LIBOR Rate Loans shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing with Respect to a Revolving Credit Loan.

      (b) Disbursement of Revolving Credit Loans and Swingline Loans. Not later than 1:00 p.m. (Charlotte time) on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent, in funds immediately available to the Administrative Agent, the Swingline Loans to be made to the Borrower on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting such proceeds to the deposit account or accounts of the Borrower specified in the most recent Notice of Account Designation substantially in the form of Exhibit B-2 hereto (a "Notice of Account Designation") delivered by the

Borrower or as may be agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.6 hereof, the Administrative Agent shall not be obligated to disburse the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 until each Lender shall have made available to the Administrative Agent its Commitment Percentage of such Revolving Credit Loan.

      SECTION 2.4.  Procedure for Advances of Competitive Bid Loans.

      (a) Competitive Bid Request. In order to request Competitive Bids, the Borrower shall deliver to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit C-1 hereto (a "Competitive Bid Request") to be received by the Administrative Agent not later than 11:00 a.m. (Charlotte time) two Business Days before each proposed Competitive Bid Loan; provided that, the Borrower may not submit more than five (5) Competitive Bid Requests during any period of ten (10) consecutive Business Days. A Competitive Bid Request that does not conform substantially to the form of Exhibit C-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telephone promptly confirmed by telecopy. Such request shall in each case refer to this Agreement and specify (i) the date of such borrowing (which shall be a Business Day), (ii) the aggregate principal amount of such borrowing which shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) the Competitive Bid Interest Period with respect thereto. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit C-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Bid Loans pursuant to the Competitive Bid Request.
      (b)   Competitive Bids.

            (i) Each Lender may, in its sole discretion, make Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit C-3 hereto not later than 10:30 a.m., Charlotte time, on the day of a proposed Competitive Bid Loan, and any Competitive Bid received by the Administrative Agent after such time can be rejected by the Administrative Agent. Competitive Bids that do not conform substantially to the form of Exhibit C-3 or otherwise include additional conditions to funding shall be rejected by the Administrative Agent and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount of the Competitive Bid Loan or Loans that the Lender is willing to make to the Borrower, which shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and may equal the entire principal amount of the Competitive Bid Loan requested by the Borrower, (B) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Bid Loan or Loans and (C) the Competitive Bid Interest Period with respect thereto. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

            (ii) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower at least one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to clause (i) above.

            (iii) No later than 11:00 a.m., Charlotte time, on the day Competitive Bids are received from the Lenders, the Administrative Agent shall notify the Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rates and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.4.

      (c)   Acceptance/Rejection.

            (i) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (c), accept or reject any Competitive Bid referred to in paragraph (b) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopier in the form of Exhibit C-4 hereto (a "Competitive Bid Accept/Reject Letter"), whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (b) above not later than 12:00 noon, Charlotte time, on the day of each proposed Competitive Bid Loan; provided, that (A) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (b) above, (B) the acceptance of bids by the Borrower shall be made on the basis of ascending order (from lowest to highest) of bids made at a particular Competitive Bid Rate for a particular Competitive Bid Interest Period and the Borrower shall not accept a bid made at a particular Competitive Bid Rate for a particular Competitive Bid Interest Period if the Borrower has rejected a bid made at a lower Competitive Bid Rate for the same Competitive Bid Interest Period; provided, however, that this clause (B) will not require the Borrower to accept the portion of a Lender's bid, if any, which exceeds such Lender's Commitment, (C) if Competitive Bids are made by two or more Lenders for the same Competitive Bid Rate and the same Competitive Bid Interest Period, the principal amount accepted shall be allocated among such Lenders by the Borrower (after consultation with the Administrative Agent) in integral multiples of not less than $1,000,000, (D) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request and (E) except pursuant to clause (D) above, no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. A notice given by the Borrower pursuant to this paragraph (c) shall be irrevocable.

            (ii) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

      (d) Disbursement of Competitive Bid Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender whose Competitive Bid was accepted will make available to the Administrative Agent, for the account of the Borrower, at the office of the

Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Competitive Bid Loan to be made on such borrowing date. After receipt thereof from the applicable Lenders, the Administrative Agent shall disburse not later than 3:30 p.m. (Charlotte time) the proceeds of each borrowing accepted pursuant to Section 2.4(c) in immediately available funds by crediting such proceeds to the deposit account or accounts specified in the most recent Notice of Account Designation delivered by the Borrower or as may be agreed upon by the Borrower and the Administrative Agent from time to time. The Administrative Agent shall not be obligated to disburse the proceeds of any Competitive Bid Loan accepted pursuant to Section 2.4(c) until the applicable Lender shall have made available to the Administrative Agent its Competitive Bid Loan.

      (e) Administrative Agent's Fee. For each Competitive Bid Request received by the Administrative Agent hereunder, the Borrower shall pay to the Administrative Agent the fee set forth in the separate letter executed by the Borrower dated as of August 25, 1997.

      SECTION 2.5.  Repayment of Loans.

      (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of (i) all Revolving Credit Loans in full, together with all accrued but unpaid interest thereon, on the Termination Date, if not sooner repaid, (ii) each Competitive Bid Loan on the expiration of the Competitive Bid Interest Period applicable thereto and (iii) all Swingline Loans in accordance with Section 2.2(b), together, in each such case, with all accrued but unpaid interest thereon.

      (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the Aggregate Commitment less the L/C Obligations, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, the Loans in an amount equal to such excess with such excess applied first to the principal amount of outstanding Swingline Loans, then to the principal amount of outstanding Revolving Credit Loans, and then to the principal amount of outstanding Competitive Bid Loans, in the inverse order of maturity of such Competitive Bid Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.8 hereof. If at any time the outstanding principal amount of the L/C Obligations exceeds the L/C Commitment, the Borrower shall deposit an amount equal to such excess with the Administrative Agent to be held as cash collateral in accordance with Section 11.2(b).

      (c) Optional Repayments. Subject to Section 2.5(d), the Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and Competitive Bid Loans and same Business Day notice with respect to Base Rate Loans and Swingline Loans, in the form attached hereto as Exhibit B-3 (a "Notice of Prepayment"), specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Competitive Bid Loans, Base Rate Loans, Swingline Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof with respect to LIBOR Rate

Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Competitive Bid Loans, and $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans and Swingline Loans.

      (d) Limitation on Repayment of Certain Loans. The Borrower may not repay any LIBOR Rate Loan or any Competitive Bid Loan on any day other than on the last day of the LIBOR Interest Period or Competitive Bid Interest Period, respectively, applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

      SECTION 2.6.  Notes.

      (a) Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1(a).

      (b) Competitive Bid Notes. Each Lender's Competitive Bid Loans and the obligation of the Borrower to repay such Competitive Bid Loans shall be evidenced by a Competitive Bid Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Competitive Bid Loans in a principal amount up to the Aggregate Commitment or, if less, the aggregate unpaid principal amount of all Competitive Bid Loans made by such Lender to the Borrower hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. Each Competitive Bid Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1(a).

      (c) Swingline Note. The Swingline Loans and the obligation of the Borrower to repay such Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower payable to the order of the Swingline Lender representing the Borrower's obligation to pay the Swingline Lender's Swingline Commitment or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower hereunder, plus interest on such principal amounts and all other fees, charges and other amounts due thereon. The Swingline Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in
Section 4.1(a).

      SECTION 2.7.  Permanent Reduction of the Aggregate Commitment.

      (a) The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $10,000,000 or any whole multiple of $5,000,000 in excess thereof.

      (b) Each permanent reduction permitted pursuant to this Section 2.7 shall be accompanied by a payment of principal (or, with respect to any L/C Obligations, payment of cash collateral into a cash collateral account opened by the Borrower with the Administrative Agent) sufficient to reduce the aggregate outstanding Extensions of Credit after such reduction to the Aggregate Commitment as so reduced and by payment of accrued interest on the amount of such repaid principal. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and termination of the Commitments and Credit Facility. If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan or Competitive Bid Loan, such reduction may be made only on the last day of the then current LIBOR Interest Period or Competitive Bid Interest Period, respectively, applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.8 hereof.

      SECTION 2.8. Termination Date. The Credit Facility (subject to Section 2.2(a) with respect to Swingline Loans) shall terminate on the earliest of (a) the fifth anniversary of the Closing Date, (b) the date of termination by the Borrower pursuant to Section 2.7(a) and (c) the date of termination by the Documentation Agent on behalf of the Lenders pursuant to Section 11.2(a); provided, that not earlier than the ninetieth (90th) day and not later than the forty-fifth (45th) day prior to each of the first five (5) anniversaries of the Closing Date (each, an "Extension Date"), the Borrower may, by written notice (an "Extension Request") given to the Administrative Agent, request that the date set forth in clause (a) above be extended in each such instance to a date that is the earlier to occur of (i) the date of which is one (1) year after such Termination Date then in effect or (ii) the seventh anniversary of the Closing Date. The Administrative Agent shall promptly advise each Lender of its receipt of any Extension Request and furnish each Lender with a copy thereof. Each Lender may, in its sole discretion, consent to the Extension Request by giving written notice thereof to the Administrative Agent not later than the Business Day (the "Extension Confirmation Date") immediately preceding the date which is thirty (30) days after receipt by the Administrative Agent of the Extension Request. No Lender shall be under any obligation or commitment to extend such date and no such obligation or commitment on the part of any Lender shall be inferred from the provisions of this Section 2.8. Failure on the part of any Lender to respond to an Extension Request by the applicable Extension Confirmation Date shall be deemed to be a denial of such request by such Lender. The requested extension shall not be granted unless (i) Lenders holding Commitments aggregating at least 66 2/3% of the Aggregate Commitment as of the date the Extension Request is given shall have consented in writing to such extension and (ii) the Borrower shall have obtained all such necessary regulatory approvals as determined by the Lead Agents prior to the applicable Extension Date. If Lenders holding Commitments aggregating less than 100% but equal to or greater than 66 2/3% of such Aggregate Commitment so consent to such an extension, and the Borrower obtains all necessary regulatory approvals, the Borrower may elect by written notice to the Administrative Agent and Lenders to
(i) continue this Agreement for such additional period with an Aggregate Commitment equal to the then effective Aggregate Commitment less the total Commitments of Lenders who have not consented to such an extension (collectively, the "Non-Consenting Lenders") or (ii) require any such Non-Consenting Lender to transfer and assign without recourse (in accordance with the provisions of Section 13.10) its Commitment and other interests, rights and obligations under this Agreement to an Eligible Assignee, which assignee shall assume such obligations; provided that (A) such Eligible Assignee consents to such assignment, (B) no such assignment shall conflict with any Applicable Law, (C) such assignment shall be at the expense of the Borrower and (D) the purchase price to be paid to such Non-Consenting Lender shall be an amount equal to the outstanding principal amount of Loans of such Non-Consenting Lender plus all interest accrued and unpaid thereon and all fees and other amounts owing to such Non-Consenting Lender hereunder. Promptly following the applicable Extension Confirmation Date and in any event within five (5) Business Days thereafter, the Administrative Agent shall provide notice to the Borrower in writing as to whether the requested extension has been granted and, if applicable, the list of Non-Consenting Lenders (an "Extension Confirmation Notice"). If granted, such extension shall become effective with respect to each Lender consenting thereto pursuant to the terms hereof upon the date of issuance of such Extension Confirmation Notice. The Administrative Agent shall promptly thereafter provide a copy of such Extension Confirmation Notice to each Lender.

      SECTION 2.9. Increase in Commitments. The Borrower shall have the right, so long as no Default or Event of Default shall have occurred and be continuing, without the consent of any Lender (except as described in clause (i) below) but with the consent of each Lead Agent (which consents shall not be unreasonably withheld), at any time prior to the fifth anniversary of the Closing Date, to increase the total amount of the Aggregate Commitments hereunder by (a) accepting the offer or offers of any Person or Persons (not then a Lender) constituting an Eligible Assignee to become a new Lender hereto with a Commitment or Commitments up to the amount (or aggregate amount) of any such increase and/or (b) accepting the offer of any existing Lender or Lenders to increase its (or their) Commitment (or Commitments) up to the amount of any such increase; provided, however, that (i) in no event shall any Lender's Commitment be increased without the consent of such Lender, (ii) if any Loans (other than Competitive Bid Loans) are outstanding hereunder on the date that any such increase is to become effective, the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans reflect the Commitment Percentages of the Lenders after giving effect to any increase pursuant to this Section 2.9, (iii) in no event shall the Aggregate Commitment hereunder be increased unless the Aggregate Commitment under the 364-Day Credit Agreement, if still in effect, is increased by a proportionate amount pursuant to the terms thereof and (iv) in no event shall any such increase result in the amount of the Total Commitments exceeding $1,000,000,000. Any increase to the Aggregate Commitment pursuant to clause (a) of the first sentence of this Section 2.9 shall become effective upon the execution of a New Lender Supplement in the form of Exhibit G-1 hereto by the Borrower, Lead Agents and relevant new Lender or Lenders and any increase to the Aggregate Commitment pursuant to clause (b) of the first sentence of this
Section 2.9 shall become effective upon the execution of a Commitment Increase Supplement in the form of Exhibit G-2 hereto, executed by the Borrower, the Lead Agents and the increasing Lender or Lenders. The Administrative Agent shall forward copies of any such supplement to the Lenders promptly upon receipt thereof.

      SECTION 2.10. Use of Proceeds. The Borrower shall use the proceeds of the Loans (a) to finance the acquisition of capital assets, (b) in connection with acquisitions and investments permitted by Section 10.4, and (c) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby.

                                   ARTICLE III

                            LETTER OF CREDIT FACILITY

      SECTION 3.1. L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall not issue any Letter of Credit (i) during the continuance of any Event of Default of which it has received notice and (ii) if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment or the Commitment of any Lender less such Lender's Commitment Percentage of the L/C Obligations, Revolving Credit Loans and Swingline Loans then outstanding would be less than zero. Each Letter of Credit shall (A) be denominated in Dollars in a minimum amount of $100,000 (or the Dollar Equivalent thereof with respect to any Letter of Credit denominated in an Alternative Currency) and shall be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (B) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the Termination Date and (C) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

      SECTION 3.2. Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent's Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each Lender's L/C Participation therein, all promptly following the issuance of such Letter of Credit.

      SECTION 3.3.  Commissions and Other Charges.

      (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the product of (i) the Applicable Margin with respect to LIBOR Rate Loans (on a per annum basis) and
(ii) an amount equal to the daily average amount available to be drawn under such Letter of Credit during the period for which such commission is payable (or, with respect to any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent of such average amount). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter and on the Termination Date.

      (b) In addition to the foregoing commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit, including without limitation a facing fee equal to 0.125% per annum of the face amount of each Letter of Credit issued hereunder, payable on the issuance date and on each anniversary of the issuance date that such Letter of Credit remains outstanding.

      (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Administrative Agent in accordance with their respective Commitment Percentages.

      SECTION 3.4.  L/C Participations.

      (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

      (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

      (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

      SECTION 3.5. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in Dollars (or an Alternative Currency with respect to any Letter of Credit denominated in an Alternative Currency) and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing (or the Dollar Equivalent thereof with respect to any Letter of Credit denominated in an Alternative Currency) and, subject to the satisfaction or waiver of the conditions precedent specified in Article V, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

      SECTION 3.6. Obligations Absolute. The Borrower's obligations under this
Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under
Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

      SECTION 3.7. Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this
Article III shall apply.

      SECTION 3.8. Alternative Currency Letters of Credit. On the last Business Day of each calendar month (or at such other times as it reasonably deems appropriate) the Administrative Agent will determine the aggregate Dollar Equivalent of the L/C Obligations with respect to all outstanding Letters of Credit denominated in an Alternative Currency. If, based upon such Dollar Equivalent amount, (a) the total L/C Obligations exceed the L/C Commitment (such excess, an "L/C Excess") or (b) the aggregate principal amount of outstanding Revolving Credit Loans exceeds the maximum permitted amount pursuant to clause
(a) of Section 2.1 (such amount, an "Aggregate Excess"), the Administrative Agent shall notify the Borrower who shall on the date of receipt of such notice if such notice is received prior to 1:00 P.M. (Charlotte time) on any Business Day or on the immediately succeeding Business Day if such notice is received after such time (i) cash collateralize such L/C Excess with the Administrative Agent in accordance with Section 11.2(b) and (ii) repay any outstanding Revolving Credit Loans in an amount equal to any Aggregate Excess, together with any amount required to be paid under Section 4.8. If on any measurement date on which any amount is so held as cash collateral no L/C Excess exists, such amount shall be promptly disbursed to the Borrower by the Administrative Agent.


                                   ARTICLE IV

                             GENERAL LOAN PROVISIONS

      SECTION 4.1.  Interest.

      (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the aggregate principal balance of any Revolving Credit Loan shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin.

Competitive Bid Loans shall bear interest at a Competitive Bid Rate and Swingline Loans shall bear interest at the Money Market Rate plus the Applicable Margin then applicable to LIBOR Rate Loans. The Borrower shall select the rate of interest and the LIBOR Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.3 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. The Competitive Bid Interest Period, if any, shall be determined in accordance with
Section 2.4. Each Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan". Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

      (b)   Interest Periods.

            (i) In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Sections 2.3 and 4.2, shall elect an interest period (each, a "LIBOR Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one, two, three, or six months or if the Administrative Agent notifies the Borrower that each Lender has agreed thereto, twelve months; provided that:

                  (A) each LIBOR Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the date on which the next preceding LIBOR Interest Period expires;

                  (B) if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided, that if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the next preceding Business Day;

                  (C) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period; and

                  (D) no LIBOR Interest Period shall extend beyond the Termination Date;

            (ii) In connection with each Competitive Bid Loan, the Borrower, by giving notice at the times described in Section 2.4, shall request an interest period (each a "Competitive Bid Interest Period") to be applicable to such Loan, which Competitive Bid Interest Period shall be a period of such duration as mutually agreed upon by the applicable Competitive Bid Loan Lender and the Borrower pursuant to Section 2.4(c); provided that:

                  (A) the Competitive Bid Interest Period shall not be less than seven (7) days nor more than one hundred eighty (180) days;

                  (B) if any Competitive Bid Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and

                  (C) no Competitive Bid Interest Period shall expire on a date later than the first Business Day prior to the Termination Date.

            (iii) There shall be no more than eight (8) LIBOR Interest Periods and Competitive Bid Interest Periods (collectively) in effect at any time.

      (c) Applicable Margin. The Applicable Margin provided for in Section 4.1(a) with respect to the Loans (the "Applicable Margin") shall (i) on the Closing Date equal the percentages set forth in the certificate delivered on the Closing Date pursuant to Section 5.2(d)(iv) and (ii) for each fiscal quarter thereafter be determined by reference to the better (as determined by the Borrower) of (A) the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate or (B) the Senior Unsecured Debt Rating announced by Standard & Poor's or Moody's as follows:

      Leverage Ratio          Senior
      as of Fiscal           Unsecured      Applicable Margin Per Annum
      Quarter End          Debt Ratings   Base Rate +       LIBOR Rate +

      >/= 3.25 to 1.00       BB or Ba2        -0-                 0.750%

      >/= 2.50 to 1.00
      <   3.25 to 1.00      BB+ or Ba1        -0-                 0.500%

      >/= 1.75 to 1.00
      <   2.50 to 1.00     BBB- or Baa3       -0-                 0.425%

      >/= 1.00 to 1.00
      <   1.75 to 1.00      BBB or Baa2       -0-                 0.375%

      <   1.00 to 1.00     BBB+ or Baa1
          or higher                           -0-                 0.300%

; provided that, at all times when the Senior Unsecured Debt Rating is unavailable, the Leverage Ratio shall control. In the event that the Borrower's Senior Unsecured Debt Ratings, as determined by Moody's and Standard & Poor's, differ by up to two levels, the lower Applicable Margin will apply. In the event that the Borrower's Senior Unsecured Debt Ratings, as determined by Moody's and Standard & Poor's, differ by more than two levels, the Applicable Margin for the level immediately below the highest debt rating shall apply (if for example, the debt ratings were BBB+ and Ba1, then the Applicable Margin for BBB/Baa2 shall apply (0.375%)).

Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent (i) three (3) Business Days following receipt by the Administrative Agent of quarterly or annual financial statements for the Borrower and its Restricted Subsidiaries and the accompanying Officer's Compliance Certificate for the Borrower setting forth the Leverage Ratio of the Borrower and its Restricted Subsidiaries or (ii) three (3) Business Days after the Administrative Agent has received written notice from the Borrower of a change in the Senior Unsecured Debt Rating, as applicable. In the event the Borrower fails to deliver such financial statements and certificate within the time required by Section 7.2 hereof, the Applicable Margin until the delivery of such financial statements and certificate shall be the Applicable Margin set forth above applicable to the Borrower's Senior Unsecured Debt Rating; provided that if such rating is not available, the Applicable Margin shall be the highest Applicable Margin set forth above.

      (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, Competitive Bid Loans or Swingline Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the then applicable LIBOR Rate plus the Applicable Margin until the end of the applicable LIBOR Interest Period and thereafter at a rate equal to two percent (2%) in excess of the then applicable Base Rate plus the Applicable Margin, (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the then applicable Base Rate plus the Applicable Margin, (iv) all outstanding Swingline Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Swingline Loans until such Swingline Loans are refunded pursuant to Section 2.3 and (v) all outstanding Competitive Bid Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Competitive Loans until the end of the applicable Competitive Bid Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

      (e) Interest Payment and Computation. Interest on each Base Rate Loan and each Swingline Loan shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date. Interest on each LIBOR Rate Loan and Competitive Bid Loan shall be payable on the last day of each LIBOR Interest Period and Competitive Bid Interest Period, respectively, applicable thereto, and on the Termination Date, and if such LIBOR Interest Period or Competitive Bid Interest Period extends over three (3) months, at the end of each three month interval during such LIBOR Interest Period or Competitive Bid Interest Period, respectively. All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, except that interest with respect to each Base Rate Loan, Swingline Loan and the commitment fee referenced in Section 4.3(a) shall be computed on the basis of a 365-day year.

      (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that no Agent or any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

      SECTION 4.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $10,000,000 or any whole multiple of $5,000,000 in excess thereof into one or more LIBOR Rate Loans, and (b) upon the expiration of any Interest Period, convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or to continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a "Notice of Conversion/Continuation") not later than 12:00 noon (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (i) the Loans to be converted or continued, and, in the case of a LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (ii) the effective date of such conversion or continuation (which shall be a Business Day), (iii) the principal amount of such Loans to be converted or continued, and (iv) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

      SECTION 4.3. Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders (other than the Swingline Lender in such capacity), for each fiscal quarter a non-refundable commitment fee in an amount equal to the product of (i) the Applicable Commitment Fee Rate as determined by reference to the better (as determined by the Borrower) of (A) the Leverage Ratio as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer's Compliance Certificate or (B) the Senior Unsecured Debt Rating announced by Standard & Poor's or Moody's, as applicable according to the chart set forth in this
Section 4.3 and (ii) the unused portion of the Aggregate Commitment as follows:

      Leverage Ratio            Senior
      as of Fiscal             Unsecured
      Quarter End            Debt Ratings         Applicable Commitment Fee

      >/= 3.25 to 1.00         BB or Ba2                   0.250%

      >/= 2.50 to 1.00
      <   3.25 to 1.00        BB+ or Ba1                   0.175%

      >/= 1.75 to 1.00
      <   2.50 to 1.00       BBB- or Baa3                  0.150%

      >/= 1.00 to 1.00
      <   1.75 to 1.00         BBB or Baa2                   0.125%

      <   1.00 to 1.00         BBB+ or Baa1
          or higher                                          0.100%


; provided that, (i) at all times when the Senior Unsecured Debt Rating is unavailable, the Leverage Ratio shall control and (ii) solely for the purposes of determining the Applicable Commitment Fee, outstandings under the Competitive Bid Loans shall not be considered usage of the Aggregate Commitment. In the event that the Borrower's Senior Unsecured Debt Ratings, as determined by Moody's and Standard & Poor's, differ by up to two levels the lower Applicable Commitment Fee Rate will apply. In the event that the Borrower's Senior Unsecured Debt Ratings, as determined by Moody's and Standard & Poor's, differ by more than two levels, the Applicable Commitment Fee Rate for the level immediately below the highest debt rating shall apply (if for example, the debt ratings were BBB+ and Ba1, then the Applicable Commitment Fee Rate for BBB/Baa2 shall apply (0.125%)). Adjustments, if any, to the Applicable Commitment Fee Rate shall occur contemporaneously as adjustments, if any, to the Applicable Margin.

The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement and on the date the Credit Facility has been terminated in full. The commitment fee to the Lenders (other than the Swingline Lender) shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with such Lenders' respective Commitment Percentages.

      SECTION 4.4. Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note shall be made not later than 2:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent for the account of the Lenders pro rata in accordance with their respective Commitment Percentages at the Administrative Agent's Office, in Dollars (or in an Alternative Currency with respect to Letters of Credit denominated in an Alternative Currency), in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Upon receipt by the Administrative Agent of each such payment the Administrative Agent shall credit each Lender's account with its pro rata share of such payment in accordance with such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Agents' fees or L/C Participants' commissions shall be made in like manner, but for the account of the applicable Agent or the L/C Participants, as the case may be. All amounts payable by the Borrower to the Swingline Lender with respect to the Swingline Note shall be made to the Administrative Agent for the account of the Swingline Lender, all amounts payable by the Borrower on account of any Competitive Bid Loan shall be for the account of the applicable Lender of such Loan, and all amounts payable to any Lender under Sections 4.7, 4.8, 4.9, 4.10 and 13.13 shall be payable to the Administrative Agent for the account of such Lender. Subject to Section 4.1(b)(i)(B), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

      SECTION 4.5. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agents' and Issuing Lender's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to the principal and accrued and unpaid interest on the Swingline Note, then to accrued and unpaid interest on the Revolving Credit Notes, the Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement hedging interest rate risk under this Agreement with any Lender or any Affiliate thereof (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Credit Notes and Reimbursement Obligation, then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, then to accrued and unpaid interest on the Competitive Bid Notes (in inverse order of maturity) and then to the principal amount outstanding under any Competitive Bid Notes (in inverse order of maturity) in that order.

      SECTION 4.6. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.3(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount of such Lender's Commitment Percentage of such borrowing, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender to make its Commitment Percentage of any Loan available shall not relieve it or any other

Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

      SECTION 4.7.  Changed Circumstances.

      (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any LIBOR Interest Period the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being offered to the Administrative Agent or such Lender for such LIBOR Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist (which notification shall be given within thirty
(30) days after the Administrative Agent obtains actual knowledge that such circumstances no longer exist), the obligation of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current LIBOR Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such LIBOR Interest Period.

      (b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until Administrative Agent notifies the Borrower that such circumstances no longer exist (which notification shall be given within thirty (30) days after the Administrative Agent obtains actual knowledge that such circumstances no longer exist), (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current LIBOR Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such LIBOR Interest Period.

      (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any LIBOR Rate Loan or any Note, Letter of Credit or Letter of Credit Application;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan or Letter of Credit or Letter of Credit Application, then such Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction; provided, that each affected Lender will designate a different Lending Office if such designation will avoid the need for, or materially reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. The Administrative Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.7(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct save for manifest error.

      (d) Replacement Lenders. At any time within sixty (60) days after any payment by the Borrower of any amount pursuant to Section 4.7 that the Borrower reasonably deems to be material, the Borrower, by writing addressed to the Lead Agents and each Lender that requested the payment of such amount, may nominate or propose an Eligible Assignee that is willing to become the assignee of the Commitment and other obligations of such Lender (a "Replacement Lender") pursuant to Section 13.10(b), and within fifteen (15) Business Days after receipt of such proposal from the Borrower, each such Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance of its entire Commitment in favor of the proposed Replacement Lender in accordance with
Section 13.10(b) unless, prior to the expiration of such period, either Lead Agent shall have notified the Borrower and such Lender that the proposed Replacement Lender is not reasonably acceptable to such Lead Agent; provided, that in no event will (i) any Lender be required to enter into an Assignment and Acceptance at a price less than par plus accrued interest and prorated fees and other costs due hereunder to the effective date thereof, (ii) either a Lead Agent or Lenders be obligated to assist the Borrower in identifying any Eligible Assignees that are willing to become such a Replacement Lender or (iii) any such assignment be required if consummation conflicts with any Applicable Law. The assignment fee payable to the Administrative Agent in connection with any such assignment pursuant to Section 13.10(b) shall be for the account of the Borrower.

      SECTION 4.8. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain the Loans (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or a Competitive Bid Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing, Notice of Continuation/Conversion or Competitive Bid Request or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or a Competitive Bid Loan on a date other than the last day of the LIBOR Interest Period or Competitive Bid Interest Period, as applicable therefor. Each Lender's calculations of any such loss shall be furnished to the Borrower and shall be conclusively presumed to be correct save for manifest error.

      SECTION 4.9. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

      SECTION 4.10.  Taxes.

      (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and each Agent, income, franchise, capital and branch profit taxes imposed by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income, franchise, capital and branch profit taxes imposed by (x) the jurisdiction of such Lender's Lending Office or any political subdivision thereof and (y) a jurisdiction or a political subdivision thereof as a result of a Lender changing its designated Lending Office to a lending office located in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or any Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.10) such Lender or Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.10(d).

      (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes (other than excise and property taxes to which any Agent or Lender would have been subject in the absence of this Agreement and the provision for security in connection with the execution of this Agreement), levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

      (c) Indemnity. The Borrower shall indemnify each Lender and each Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
Section 4.10) paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or Agent (as the case may be) makes written demand therefor.

      (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

      (e) Delivery of Tax Forms. Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance or on the day that a Lender sells a participation to another bank or banks in accordance with Section 13.10 (f) hereof, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case a change in Applicable Law, including without limitation any change in procedure or pronouncement of any Governmental Authority) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent in writing that it is not entitled to receive payments without deduction or withholding of United States federal income taxes specifying the reasons why that is the case) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax. Any Lender that fails to provide such certificates or forms (claiming exemption from the applicable tax) that it is required to provide under this Section 4.10 (e) shall not be entitled to the benefits of Section 4.10 (a) hereof, and, to the extent required by law, Borrower shall deduct taxes from payments made to such Lender.

      (f) Replacement Lender. At any time within sixty (60) days after the payment by the Borrower of any amount pursuant to Section 4.10(c) that the Borrower reasonably deems material, the Borrower may seek to effect the assignment by such Lender of such Lender's Commitment and other obligations hereunder pursuant to Section 13.10(b) in accordance with and subject to the terms of Section 4.7(d).

      (g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.10 shall survive the payment in full of the Obligations and the termination of the Commitments.


                                    ARTICLE V

              CLOSING; CONDITIONS OF CLOSING AND BORROWING

      SECTION 5.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10:00 a.m. on September 5, 1997 or on such other date as the parties hereto shall mutually agree.

      SECTION 5.2. Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

      (a) Executed Loan Documents. The following Loan Documents, in form and substance satisfactory to the Documentation Agent and each Lender: (i) this Agreement, (ii) the 364-Day Credit Agreement and each Loan Document referred to therein and (iii) the Notes shall have been duly authorized, executed and delivered to the Documentation Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Documentation Agent.

      (b)   Closing Certificates; etc.

            (i) Certificate of the Borrower. The Documentation Agent shall have received a certificate from the Chief Financial Officer or Treasurer of the Borrower, in form and substance satisfactory to the Documentation Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; that neither the Borrower nor any of its Restricted Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower or applicable Restricted Subsidiary has satisfied each of the closing conditions to be satisfied thereby.

            (ii) Certificate of Secretaries of the Borrower. The Documentation Agent shall have received a certificate of the secretary, assistant secretary or other approved officer of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower, authorizing the execution, delivery and performance of the Loan Documents; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents.

          (iii) Certificates of Good Standing. The Documentation Agent shall have received long-form certificates as of a recent date of the good standing of the Borrower and each Restricted Subsidiary under the laws of their respective jurisdictions of organization and such other jurisdictions, in each such case as requested by the Documentation Agent and a certificate of the relevant taxing authorities of such jurisdictions requested by the Documentation Agent certifying that the Borrower and such Restricted Subsidiary have filed required tax returns and owe no delinquent taxes.

           (iv) Opinions of Counsel. The Documentation Agent shall have received favorable opinions of counsel to the Borrower and its Restricted Subsidiaries addressed to the Agents and Lenders with respect to the Borrower and its Restricted Subsidiaries, the Loan Documents and such other matters, including without limitation FCC and PUC matters, as the Lenders shall request.

            (v) Tax Forms. The Administrative Agent shall have received copies of the United States Internal Revenue Service forms required by Section 4.10(e) hereof.

      (c)   Consents; No Adverse Change.

            (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

           (ii) Permits and Licenses. All permits and licenses, including permits and licenses required under Applicable Laws, necessary to the conduct of business by the Borrower and its Restricted Subsidiaries shall have been obtained, except where the failure to obtain such permits and licenses by the Borrower or its Restricted Subsidiaries could not reasonably be expected to have a Material Adverse Effect.

          (iii) Additional Consents. The Borrower shall have obtained such consents, amendments, or other modifications to the Synthetic Lease Documents and the Securitization Documents in each case as are necessary in the reasonable judgment of the Lead Agents to permit the execution, delivery and performance of this Agreement and the other Loan Documents.

          (iv) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lead Agents' discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

           (v) No Material Adverse Change. There shall not have occurred any material adverse change in the business, condition (financial or otherwise), operations, prospects or properties of the Borrower and its Restricted Subsidiaries taken as a whole, or any event, condition or state of facts that will or could be reasonably expected to have a Material Adverse Effect.

            (vi) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

      (d)   Financial Matters.

            (i) Financial Statements. The Documentation Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Restricted Subsidiaries, all in form and substance satisfactory to the Documentation Agent.

           (ii) Financial Condition Certificate. The Borrower shall have delivered to the Documentation Agent a certificate, in form and substance satisfactory thereto, and certified as accurate in all material respects by the Chief Financial Officer or Treasurer of the Borrower, that (A) the Borrower's payables are current and not past due (except for those being contested in good faith by the Borrower), (B) the Borrower's liquidity position (including credit balances, other Current Assets and Current Liabilities) as of the date thereof is not materially different from the financial information previously furnished to the Lead Agents and (C) the financial projections previously delivered to the Lead Agents represent the good faith opinion of the Borrower and senior management thereof as to the projected results contained therein.

          (iii) Payment at Closing; Fee Letters. There shall have been paid by the Borrower to the Lead Agents and the Lenders the fees set forth or referenced in the separate letter agreement dated as of August 1, 1997, executed by the Borrower and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall also have received a duly executed copy of the letter agreement referred to in Section 2.4(e) hereof providing for the payment of a fee to the Administrative Agent for each Competitive Bid Request submitted by the Borrower hereunder.

           (iv) Applicable Margin Certificate. The Borrower shall have delivered to the Lead Agents a certificate executed by the Chief Financial Officer or Treasurer of the Borrower setting forth the calculation of the Applicable Margin pursuant to Section 4.1(c).

      (e)   Miscellaneous.

            (i) Notice of Borrowing. The Administrative Agent shall have received written instructions from the Borrower in accordance with Section 2.3(a) to the Administrative Agent directing the payment of any proceeds of Loans made under this Agreement that are to be paid on the Closing Date. Further, the Borrower shall have delivered a Notice of Account Designation in accordance with Section 2.3(b) specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be deposited.

           (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

          (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Documentation Agent such other documents, certificates and opinions as the Agents and Lenders reasonably request, including without limitation, copies of each document evidencing or governing the Subordinated Debt, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

      (f) Refinancing. On the Closing Date hereunder, (i) all loans under the Prior Credit Agreement ("Existing Loans") made by any Prior Lender who is not a Lender hereunder shall be repaid in full and the commitments and other obligations and (except as expressly set forth in the Prior Credit Agreement) rights of such Prior Lender shall be terminated, (ii) all outstanding Existing Loans shall be deemed Loans hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the Commitments of the Lenders hereunder, (iii) all outstanding letters of credit issued pursuant to the Prior Credit Agreement shall be deemed Letters of Credit hereunder and each Lender shall purchase a participation therein pursuant to
Section 3.4 in accordance with its Commitment Percentage, (iv) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans to but excluding the Closing Date, (v) there shall have been paid in cash in full all accrued but unpaid fees under the Prior Credit Agreement due to but excluding the Closing Date and all other amounts, costs and expenses then owing to any of the Prior Lenders and/or any Agent, as agent under the Prior Credit Agreement, in each case to the satisfaction of such Agent or Prior Lender, as the case may be, regardless of whether or not such amounts would otherwise be due and payable at such time pursuant to the terms of the Prior Credit Agreement and (vi) all outstanding promissory notes issued by the Borrower to the Prior Lenders under the Prior Credit Agreement shall be deemed canceled and the originally executed copies thereof shall be promptly returned to the Administrative Agent who shall forward such notes to the Borrower.

      SECTION 5.3. Conditions to All Loans and Letters of Credit. The obligations of the Lenders to make any Loan (subject to Section 2.2(b) with respect to the refunding of Swingline Loans) or issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

      (a) Continuation of Representations and Warranties. The representations and warranties made by the Borrower contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date which representation and warranty shall remain true and correct as of such date.

      (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) or the issue date with respect to such Letter of Credit or after giving affect to such Letters of Credit on such date.

      (c) Additional Documents. The Documentation Agent shall have received each additional document, endorsement, instrument, legal opinion or item of information reasonably requested by it, including, without limitation, a copy of any debt instrument, security agreement or other Material Contract to which the Borrower may be a party.


                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF BORROWER


      SECTION 6.1. Representations and Warranties. To induce the Agents to enter into this Agreement and the Lenders to make the Loans or issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agents and Lenders that:

      (a) Organization; Power; Qualification. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so qualified and authorized will not have a Material Adverse Effect. As of the Closing Date, the jurisdictions in which the Borrower and its Restricted Subsidiaries are organized and qualified to do business are described on Schedule 6.1(a).

      (b) Ownership. Each Restricted Subsidiary of the Borrower, as of the Closing Date, is listed on Schedule 6.1(b). The capitalization of the Borrower and its Restricted Subsidiaries, as of the Closing Date, consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Restricted Subsidiaries of the Borrower and the number of shares owned by each, as of the Closing Date, are described on Schedule 6.1(b). There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, as of the Closing Date, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock or other ownership interests of the Borrower or its Restricted Subsidiaries, except as described on Schedule 6.1(b).

      (c) Authorization of Agreement, Notes, Loan Documents and Borrowing. The Borrower has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement, the Notes and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement, the Notes and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and, on and after such dates, each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

      (d) Compliance of Agreement, Notes, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower of the Loan Documents, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice as of the Closing Date or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Restricted Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or any material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

      (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Restricted Subsidiaries (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding; and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to so comply will not have a Material Adverse Effect.

      (f) Tax Returns and Payments. Each of the Borrower and its Restricted Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the failure to so file or pay will not have a Material Adverse Effect. No Governmental Authority has asserted any Lien or other claim against the Borrower or Restricted Subsidiary thereof with respect to material unpaid taxes which has not been discharged or resolved or is not being contested in good faith. The charges, accruals and reserves on the books of the Borrower and any of its Restricted Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Restricted Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

      (g) Copyright Matters. The Borrower and its Restricted Subsidiaries have recorded or deposited with and paid to the United States Copyright Offices, and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the United States Copyright Act, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and neither the Borrower nor any Restricted Subsidiary thereof is liable to any Person for copyright infringement under the United States Copyright Act as a result of its business operations which liability could reasonably be expected to have a Material Adverse Effect.

      (h) Environmental Matters. (i) The properties of the Borrower and its Restricted Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which
(A) constitute or constituted a violation of, or (B) could give rise to liability under, applicable Environmental Laws, except for any violation or liability that will not have a Material Adverse Effect;

           (ii) Such properties and all operations conducted in connection therewith are in material compliance, and have in the last eight years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

          (iii) Neither the Borrower nor any Restricted Subsidiary thereof has received any notice of material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Restricted Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

           (iv) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Restricted Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in material violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws;

            (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Restricted Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

           (vi) There has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

      (i)   ERISA.

            (i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i). If requested by the Documentation Agent, the Borrower shall provide the Documentation Agent accurate and complete copies of all contracts, agreements and documents described on Schedule 6.1(i);

           (ii) The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where failure to comply would not result in a material liability to the Borrower and except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

          (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan, except where the occurrence of any such event will not have a Material Adverse Effect;

           (iv) To the extent it could have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code;
(B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid;
(C) failed to make a required contribution or payment to a Multiemployer Plan; or (D) failed to make a required installment or other required payment under
Section 412 of the Code;

            (v) No Termination Event has occurred or is reasonably expected to occur which in either case could reasonably be expected to have a Material Adverse Effect; and

           (vi) No material proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

      (j) Margin Stock. Neither the Borrower nor any Restricted Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

      (k) Government Regulation. Neither the Borrower nor any Restricted Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Restricted Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which materially limits its ability to incur or consummate the transactions contemplated hereby.

      (l) Franchises, Licenses, Patents and Trademarks. Except as set forth on
Schedule 6.1(l) as of the Closing Date, each of the Borrower and its Restricted Subsidiaries owns or possesses rights to use all franchises, licenses, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business as now and presently planned to be conducted without conflict with the rights of others, except where the failure to so own or possess will not have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights.

      (m) Material Contracts. Schedule 6.1(m) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Restricted Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrower and its Restricted Subsidiaries have delivered to the Documentation Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(m) in a form satisfactory to the Documentation Agent (subject to existing confidentiality agreements which the Borrower or applicable Restricted Subsidiary has executed with respect to any such Material Contract).

      (n) Employee Relations. Each of the Borrower and its Restricted Subsidiaries has a stable work force in place and is not as of the Closing Date, except as set forth on Schedule 6.1(n), party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Restricted Subsidiaries.

      (o) Burdensome Provisions. Neither the Borrower nor any Restricted Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

      (p) Financial Statements. The (i) Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of December 31, 1996 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of June 30, 1997 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Documentation Agent and each Lender, are complete and correct and fairly present the assets, liabilities and financial position of the Borrower and its Restricted Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended, subject, with respect to the financial statements referred to in clause (ii), normal year-end adjustments. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Restricted Subsidiaries have no material Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

      (q) No Material Adverse Change. Since December 31, 1996, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, including, but not limited to, any material adverse change resulting from any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance).

      (r) Titles to Properties. Each of the Borrower and its Restricted Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Restricted Subsidiaries delivered pursuant to Section 6.1(p), except those which have been disposed of by the Borrower or its Restricted Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

      (s) Liens. None of the properties and assets of the Borrower or any Restricted Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Restricted Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Restricted Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by
Section 10.3 hereof.

      (t) Debt and Guaranty Obligations. Schedule 6.1(t) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Restricted Subsidiaries in excess of $10,000,000 as of the Closing Date. The Borrower and its Restricted Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Restricted Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

      (u) Litigation. As of the Closing Date, except as set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Restricted Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which will or could reasonably be expected to have a Material Adverse Effect. There are no outstanding or unpaid final judgments (excluding any judgment which is stayed pending appeal) against the Borrower or any Restricted Subsidiary thereof.

      (v)   FCC and PUC Regulatory Matters.

      (i) Each Network Agreement has been duly executed and delivered by the respective parties thereto, is in full force and effect and none of the parties thereto is in default of any of the provisions thereof in any material respect, except where any such failure not to be in full force and effect or any such default could not reasonably be expected to have a Material Adverse Effect.

     (ii) Schedule 6.1(v) hereto sets forth, as of the Closing Date, a true and complete list of the following information for each FCC License or PUC Authorization issued to the Borrower or any its Restricted Subsidiaries: (A) for all FCC Licenses, the name of the licensee, the type of service and the expiration dates; and (B) for each PUC Authorization, the geographic area covered by such PUC Authorization, the services that may be provided thereunder and the expiration date, if any.

    (iii) The FCC Licenses and PUC Authorizations specified on Schedule 6.1(v) hereto are valid and in full force and effect without conditions except (A) for such conditions as are generally applicable to holders of such FCC Licenses and PUC Authorizations and (B) where the failure of any such FCC License or PUC Authorization to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. No event has occurred and is continuing which could reasonably be expected to (A) result in the imposition of a material forfeiture or the revocation, termination or adverse modification of any such FCC License or PUC Authorization or (B) materially and adversely affect any rights of the Borrower or any of its Restricted Subsidiaries thereunder. The Borrower has no reason to believe and has no knowledge that FCC Licenses and PUC Authorizations will not be renewed in the ordinary course.

     (iv) All of the material properties, equipment and systems owned, leased or managed by the Borrower and its Restricted Subsidiaries are, and (to the best knowledge of the Borrower) all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition and are and will be in compliance with all terms and conditions of the FCC Licenses and PUC Authorizations and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telephone companies and customers, except where failure to so comply will not have a Material Adverse Effect.

      (w) Fees and Charges. The Borrower and each of its Restricted Subsidiaries have paid all franchise, license or other fees and charges which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued, except where failure to so pay or make appropriate provision will not have a Material Adverse Effect.

      (x) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Restricted Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Restricted Subsidiaries is a party or by which the Borrower or its Restricted Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Restricted Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor, to the extent any of the foregoing could reasonably be expected to have a Material Adverse Effect.

      (y) Senior Debt. All of the Obligations of the Borrower and its Subsidiaries under the Loan Documents constitute "Senior Indebtedness" as such term is used (and defined) in the Intercompany Notes and the Lead Agents and the Lenders are entitled to the benefits of the subordination provisions of the documents evidencing the Subordinated Debt. The Borrower acknowledges that the Lead Agents and Lenders are entering into this Agreement and the Lenders are making Extensions of Credit and the Swingline Lender is making Swingline Loans in reliance upon such subordination provisions.

      (z) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Restricted Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Lead Agents or the Lenders by the Borrower or any Restricted Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Restricted Subsidiaries or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower is not aware of any facts which it has not disclosed in writing to the Lead Agents having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

      SECTION 6.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                   ARTICLE VII

                        FINANCIAL INFORMATION AND NOTICES

      Until all the Obligations have been finally and indefeasibly paid and satisfied in full, unless consent has been obtained in the manner set forth in
Section 13.11 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent's Office (with copies for each Lender, which copies shall be promptly forwarded by the Administrative Agent to the Lenders) at its address set forth in Section 13.1 hereof, or such other office as may be designated by such Agents from time to time:

      SECTION 7.1.  Financial Statements and Projections.

      (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and the corresponding figures in the Projections for the portion of the Fiscal Year then ended and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Restricted Subsidiaries as of their respective dates and the results of operations of the Borrower and its Restricted Subsidiaries for the respective periods then ended, subject to normal year end adjustments; and

      (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Lead Agents in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Restricted Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Restricted Subsidiaries not in accordance with GAAP.

      (c) Annual Financial Projections. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan of the Borrower and its Restricted Subsidiaries for the ensuing four fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet (such business plan and projections, the "Projections"), accompanied by a certificate from the chief financial officer or treasurer of the Borrower to the effect that, to the best of such officer's knowledge, the Projections are good faith estimates of the financial condition and operations of the Borrower and its Restricted Subsidiaries for such four quarter period.

      SECTION 7.2. Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Lead Agents shall reasonably request, a certificate of the chief executive officer, chief financial officer or treasurer of the Borrower in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate"):

      (a) stating that such officers have reviewed such financial statements and such statements fairly present the financial condition of the Borrower as of the dates indicated and the results of their operations and cash flows for the periods indicated;

      (b) stating that to such officers' knowledge, based on a reasonable examination sufficient to enable him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default or Event of Default; and

      (c) setting forth as at the end of such fiscal quarter or Fiscal Year, as the case may be, the calculations required to establish whether or not the Borrower and its Restricted Subsidiaries were in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period, and the calculation of the Applicable Margin pursuant to Section 4.1(c) as at the end of each respective period.

      SECTION 7.3.  Other Reports.

      (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

      (b) As soon as practicable, copies of all financial statements and reports that the Borrower shall send to its shareholders and copies of all registration statements and all regular or periodic reports which the Borrower shall file with the Securities and Exchange Commission or any successor commission;

      (c) If requested by the Lead Agents, statements in conformity with the requirements of Federal Reserve Form G-1 or U-1 referred to in Regulations G and U, respectively, of the Board of Governors of the Federal Reserve System;

      (d) As soon as available and in any event within forty-five (45) days after the end of each Fiscal Year of the Borrower, an updated Schedule 6.1(v) accompanied by a report identifying any FCC License or material PUC Authorization lost, surrendered or canceled during such period, and within ten
(10) Business Days after the receipt by the Borrower or any of its Restricted Subsidiaries of notice that any FCC License or material PUC Authorization has been lost or canceled, copies of any such notice accompanied by a report describing the measures undertaken by the Borrower or any of its Restricted Subsidiaries to prevent such loss or cancellation (and the anticipated impact, if any, that such loss or cancellation will have upon the business of the Borrower and its Restricted Subsidiaries); and

      (e) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Restricted Subsidiaries as the Agents or any Lender may reasonably request.

      SECTION 7.4. Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains (or reasonably should have obtained) knowledge thereof) telephonic and written notice of:

      (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses, which proceedings, investigations or actions involve potential liability to the Borrower or any Restricted Subsidiary thereof equal to or in excess of $15,000,000 or otherwise could reasonably be expected to have a Material Adverse Effect;

      (b) any notice of any material violation received by the Borrower or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws;

      (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Restricted Subsidiary thereof;

      (d) any attachment, judgment, lien, levy or order exceeding $15,000,000 that may be assessed against or threatened against the Borrower or any Restricted Subsidiary thereof;

      (e) any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Subordinated Debt or other Material Contract to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any Restricted Subsidiary thereof or any of their respective properties may be bound;

      (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Borrower obtaining knowledge or reason to know that any Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

      (g) the enactment or promulgation after the date hereof of any federal, state or local statute, regulation or ordinance or judicial or administrative decision or order (or, to the extent the Borrower has knowledge thereof, any such proposed statute, regulation, ordinance, decision or order, whether by the introduction of legislation or the commencement of rulemaking or similar proceedings or otherwise) affecting or relating to the operation of the Network Facilities by the Borrower or any of its Restricted Subsidiaries (including, without limitation, any statutes, decisions or orders affecting long distance telecommunication resellers generally and not directed against the Borrower or any of its Restricted Subsidiaries specifically) which have been issued or adopted (or which have been proposed) and which will or could reasonably be expected to have a Material Adverse Effect;

      (h)   any change in the Senior Unsecured Debt Rating;

      (i) any event which makes any of the representations set forth in Section 6.1 inaccurate in any material respect; and

      (j) any proposed amendment, change or modification to, or waiver of any material provision of, or any termination of, any Material Contract which could reasonably be expected to have a Material Adverse Effect.

      SECTION 7.5. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to any Lead Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give such Lead Agent or Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will, and will cause each of its Restricted Subsidiaries to:

         SECTION 8.1. Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         SECTION 8.2. Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 8.3. Insurance. Maintain insurance with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and on the Closing Date and from time to time thereafter deliver to the Documentation Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         SECTION 8.4. Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         SECTION 8.5. Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, including without limitation the Obligations, and pay or perform (a) except as disclosed on Schedule 8.5, all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Restricted Subsidiary may contest any item described in clauses (a) and (b) hereof in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

         SECTION 8.6. Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable or necessary to the conduct of its business.

         SECTION 8.7. Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply in all material respects with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and (c) defend, indemnify and hold harmless the Lead Agents and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Restricted Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

         SECTION 8.8. Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Benefit Plan; not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan; not participate in any prohibited transaction that could result in any material civil penalty under ERISA or material tax under the Code; furnish to the Documentation Agent upon the Documentation Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Documentation Agent; and operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any material liability to any qualified beneficiary as defined in Section 4980B of the Code.

         SECTION 8.9. Compliance With Agreements. Comply in all material respects with each term, condition and provision of all material leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or such Restricted Subsidiary may contest any such lease, agreement or other instrument in good faith so long as adequate reserves are maintained in accordance with GAAP.

         SECTION 8.10. Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and the resale of local exchange, cellular and paging communications services, and to the extent permitted by Section 10.4(c), in lines of business reasonably related thereto.

         SECTION 8.11. Visits and Inspections. Permit representatives of any of the Lead Agents or Lenders, from time to time, as often as may be reasonably requested, but only during normal business hours (except upon, and during the continuance of an Event of Default), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

         SECTION 8.12. Year 2000 Compatibility. The Borrower shall take all actions reasonably necessary to assure that Borrower's computer based systems are able to operate and effectively process data which includes dates on and after January 1, 2000. At the request of the Lead Agents, the Borrower shall provide reasonable assurances satisfactory to the Lead Agents of the Borrower's Year 2000 compatibility.

         SECTION 8.13. Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as any Lead Agent or Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure each Lead Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.


                                   ARTICLE IX

                               FINANCIAL COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will not:

         SECTION 9.1. Maximum Leverage Ratio. Permit the Leverage Ratio to exceed 4.00 to 1.00 at any time.

         SECTION 9.2. Minimum Net Worth. Permit Consolidated Net Worth at any time to be less than (i) 75% of the audited Consolidated Net Worth as of December 31, 1996, plus (ii) 50% of the positive Consolidated Net Income after the fiscal quarter ended December 31, 1996, plus (iii) 75% of the Net Cash Proceeds of any issuance of equity after the date hereof. For purposes of determining compliance with this Section 9.2, the Borrower shall be permitted to add one-time cash and/or non-cash charges relating to acquisitions permitted pursuant to Section 10.4(c) in an amount not to exceed $50,000,000 in the aggregate during the term hereof to Consolidated Net Income to the extent such charges are deducted from Consolidated Net Income.


                                    ARTICLE X

                               NEGATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrower will not and will not permit any of its Restricted Subsidiaries to:

         SECTION 10.1. Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

         (a) Guaranty Obligations permitted by Section 10.2 and the Obligations;

         (b) the Obligations hereunder and the Obligations referred to in the 364-Day Credit Agreement;

         (c) Debt incurred in connection with a Hedging Agreement in form and substance and with a counterparty reasonably satisfactory to the Lead Agents;

         (d) the SPC Notes, any other notes issued in connection with any Permitted Securitization, the Intercompany Notes and Debt owing by a Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

         (e) additional Debt of the Borrower arising under or in connection with public or privately placed notes, debentures, bonds, or debt securities or related indentures or other agreements (including without limitation in connection with the conversion or exchange of Approved Preferred Stock pursuant to clause (ii) of Section 10.8) so long as:

                           (i) no Default or Event of Default exists on the date any such Debt is created or arises as a result of any borrowing thereunder;

                           (ii) the provisions of the documents evidencing such Debt are not materially more restrictive (as reasonably determined by the Lead Agents) than the covenants in the Loan Documents, including, without limitation, any "change in control" provision;

                           (iii) such Debt provides for no scheduled payment of principal prior to December 31, 2004;

                           (iv) such Debt does not require mandatory prepayments or redemptions at any such time as similar payments are not required hereunder;

                           (v) such Debt is unsecured senior or subordinated Debt, and

                           (vi) the documents and other terms pursuant to which such Debt is issued are reasonably satisfactory to the Lead Agents;

         (f) without duplication of any other exception set forth in this
Section 10.1, any other Debt of the Borrower and its Restricted Subsidiaries, including Subordinated Debt of the Borrower or any Restricted Subsidiary thereof to an Unrestricted Subsidiary in an aggregate amount not to exceed on any date of determination seven and one-half percent (7.5%) of the Total Debt of the Borrower and its Restricted Subsidiaries permitted on such date under Section 9.1 so long as no Default or Event of Default exists on the date any such Debt is created or arises as a result of any borrowing thereunder; and

         (g) Debt not otherwise permitted pursuant to Sections 10.1(a) through 10.1(e) and existing on the Closing Date and set forth on Schedule 6.1(t) and refinancings thereof, but not the increase of the principal amount of, such Debt; provided that the maturity date of such refinanced Debt is no earlier than the original maturity date of such Debt;

provided, that none of the Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Restricted Subsidiary of the Borrower to make any payment to the Borrower or any of its Restricted Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.

         SECTION 10.2. Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations except:

         (a) Guaranty Obligations as of the Closing Date set forth on Schedule 6.1(t);

         (b) Guaranty Obligations entered into by any Restricted Subsidiary in favor of the holders of any Debt issued by the Borrower which Debt is permitted hereunder; provided (i) such Guaranty Obligations are issued on terms and pursuant to documentation reasonably satisfactory to the Lead Agents and (ii) the Obligations of the Borrower under this Agreement are guaranteed on a pari passu basis with such Debt;

         (c) Guaranty Obligations entered into by any Restricted Subsidiary in favor of the holders of any Debt issued by any other Restricted Subsidiary which is permitted hereunder and Guaranty Obligations entered into by the Borrower in favor of the holders of any Debt issued by a Restricted Subsidiary which Debt is permitted hereunder;

         (d) any Guaranty Obligations created under the Synthetic Lease Documents, the Securitization Documents and the documents evidencing any other Permitted Securitization;

         (e) Guaranty Obligations entered into by the Borrower or any Restricted Subsidiary in favor of the holders of any Debt issued by any Unrestricted Subsidiary in aggregate principal amount at any one time not to exceed $30,000,000 less the aggregate Net Investments then outstanding in Unrestricted Subsidiaries pursuant to Section 10.4(a)(i) hereof; and

         (f) without duplication of any other exception set forth in this
Section 10.2, Guaranty Obligations incurred in the ordinary course of business in an aggregate amount not to exceed $50,000,000 outstanding at any time.

         SECTION 10.3. Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock and other ownership interests), real or personal, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related, as determined by the Lead Agents, thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

         (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

         (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations (not to exceed $10,000,000) under customer service contracts;

         (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

         (e) Liens evidencing the interest of the lessor under any lease not constituting a Capital Lease in the property subject to such lease;

         (f) Liens securing Debt permitted under Section 10.1(f);

         (g) any Lien created in connection with any Permitted Securitization;

         (h) Liens in favor of any Person securing an indefeasible right of use permitted by Section 10.6(e) granted by LCI or any Restricted Subsidiary on a portion of Network Facilities (including related rights of way and easements) to such Person solely for the duration of such indefeasible right of use;

         (i) Liens securing the interest of any owner of property which such property is held by the Borrower or any Restricted Subsidiary pursuant to any indefeasible right of use which is consistent with customary practices for the long distance telecommunications industry; and

         (j) Liens existing on the Closing Date and set forth on Schedule 10.3 hereof.

         SECTION 10.4. Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture, evidence of Debt or other obligation or security, substantially all or a material portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person; or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person; or enter into, directly or indirectly, any commitment or option in respect of the foregoing except:

         (a) (i) Net Investments in Unrestricted Subsidiaries not to exceed at any date of determination $30,000,000 less the aggregate outstanding amount of Debt thereof guaranteed by the Borrower or any Restricted Subsidiary pursuant to
Section 10.2(e), (ii) investments in Restricted Subsidiaries, the Intercompany Notes, other intercompany Debt permitted pursuant to Section 10.1(d) and the other existing loans, advances and investments described on Schedule 10.4 and
(iii) investments contemplated by any Permitted Securitization;

         (b) investments in (the following, collectively, "Cash Equivalents")
(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 180 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 180 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's or Moody's, (iii) certificates of deposit maturing no more than 180 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount so invested in certificates of deposit issued by any one such commercial bank shall not exceed $10,000,000 in the aggregate, (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder or (v) money market mutual funds which invest primarily in the foregoing items or which have a rating of "A" or better by a nationally recognized rating agency;

         (c) investments by the Borrower or any Restricted Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by merger, the acquisition of assets or at least sixty percent (60%) of capital stock or other ownership interests or any combination thereof) of any other Person if each such acquisition meets all of the following applicable requirements:

                           (i) the Person to be acquired shall be a provider of telecommunications service (including, without limitation, long distance, local exchange, cellular and paging communications services); provided, that subject to the other conditions of this clause (c) an aggregate amount of $60,000,000 during the term of this Agreement may be invested by the Borrower or any Restricted Subsidiary to acquire any Person engaged in a business or a line of business reasonably related to telecommunications service;

                           (ii) evidence of approval of the acquisition by the acquiree's board of directors or equivalent governing body shall have been delivered to the Lead Agents;

                           (iii) if the Borrower is a party to such acquisition and the Borrower shall not be the surviving Person, the surviving Person shall have assumed the Obligations pursuant to documentation reasonably satisfactory to the Lead Agents;

                           (iv) with regard to any acquisition, or series of related acquisitions, by the Borrower or any Restricted Subsidiary involving total consideration of less than $100,000,000, the Borrower shall deliver a certificate to the Lead Agents, in form and substance reasonably satisfactory thereto, confirming, as of the closing date of such proposed acquisition:

                                            (A) that all of the representations
                  and warranties set forth in Article VI are true and correct immediately prior to and after giving effect to the proposed acquisition; except for any representation and warranty made as of an earlier date which representation and warranty shall remain true and correct as of such date; and

                                            (B) that no Default or Event of
                  Default has occurred and is continuing or would result therefrom; provided that such certificate shall not be due until the date upon which the next Officer's Compliance Certificate must be delivered unless the aggregate total consideration involved in any single acquisition or acquisitions (including, on a pro forma basis, the proposed acquisition) exceeds $20,000,000 in any fiscal quarter, in which case, such certificate shall be due on the closing date of such proposed acquisition; and

                           (v) with regard to any acquisition, or series of related acquisitions, by the Borrower or any Restricted Subsidiary involving total consideration in excess of $100,000,000, the following requirements shall have been satisfied by the Borrower:

                                            (A) at least thirty (30) days (or
                  such shorter period as agreed to in advance by the Lead Agents) prior to the closing date of such proposed acquisition, the Borrower shall have delivered to the Lead Agents a written description of (I) the acquiree, including a description of its operations, or, if applicable, the assets to be acquired, in form and substance reasonably satisfactory to the Lead Agents and (II) a copy of the purchase agreement related to such proposed acquisition; and

                                            (B) on the closing date of such
                  proposed acquisition, the Borrower shall deliver to the Lead Agents a certificate, in form and substance reasonably satisfactory thereto, (I) confirming that all representations and warranties set forth in Article VI are true and correct immediately prior to and after giving effect to the proposed acquisition; except for any representation and warranty made as of an earlier date which representation and warrant remains true and correct as of such date, (II) confirming that no Default or Event of Default has occurred and is continuing or would result therefrom, (III) setting forth calculations evidencing (after giving effect to the proposed acquisition on a pro forma basis) compliance by the Borrower and its Restricted Subsidiaries with the financial covenants set forth in Article IX and Section 10.1 and (IV) confirming that such proposed acquisition satisfies the applicable requirements of this Section 10.4(c).

         (d) other loans, advances and investments not described above (including, without limitation, investments in partnerships, joint ventures and in any other Person less than sixty percent (60%) of the capital stock or other ownership interests therein are owned directly or indirectly by the Borrower or a Wholly-Owned Restricted Subsidiary thereof) not to exceed in the aggregate during any period of four (4) consecutive fiscal quarters five percent (5%) of Total Revenue of the Borrower and its Restricted Subsidiaries during such four
(4) consecutive fiscal quarters;

         (e) loans or advances to employees, sales representatives, customers or suppliers consistent with past practice of LCI or the relevant Restricted Subsidiary and not to exceed a principal amount of $3,000,000 outstanding at any time; and

         (f) without duplication of any other exception set forth in this
Section 10.4, other loans, advances and investments (including, without limitation, investments in partnerships and joint ventures) during the term of this Agreement in an aggregate amount of $10,000,000.

         SECTION 10.5. Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

         (a) any Restricted Subsidiary of the Borrower may be liquidated, wound-up or dissolved (provided that, the net assets (or proceeds thereof) of such Restricted Subsidiary shall, in connection with any such liquidation, wind-up or dissolution, be conveyed to another Restricted Subsidiary or to the Borrower) proportionate to the proportionate direct or indirect ownership of the Borrower in such Restricted Subsidiary;

         (b) any Restricted Subsidiary of the Borrower may merge with any other Restricted Subsidiary of the Borrower;

         (c) any Restricted Subsidiary may merge with any other Person in connection with an acquisition permitted by Section 10.4(c); and

         (d) the Borrower may merge with any other Person as long as (i) no Default or Event of Default then exists or would be created thereby and (ii) if the Borrower is not the surviving Person of any such merger, the surviving Person shall have assumed the Obligations pursuant to documentation reasonably satisfactory to the Lead Agents.

         SECTION 10.6. Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction (any such action for purposes of this Section 10.6, a "sale" of assets), whether now owned or hereafter acquired except:

         (a) the sale of inventory in the ordinary course of business;

         (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or such Restricted Subsidiary;

         (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise, collection or billing thereof, including without limitation to local exchange carriers;

         (d) any asset sale in connection with any Permitted Securitization;

         (e) any asset sale constituting the grant of an indefeasible right of use on a portion of the Network Facilities in favor of a telecommunications provider consistent with customary practices for the long distance telecommunications industry; and

         (f) any asset sale not otherwise permitted under this Section 10.6; provided, that on the date of consummation of any such sale, the Operating Cash Flow of the Borrower and its Restricted Subsidiaries attributable to all such assets sold pursuant to this Section 10.6(f) (including, on a pro forma basis, the assets subject to the proposed sale) during the period of four (4) consecutive fiscal quarters ending on, or most recently ended prior to, such date would not exceed twenty-five percent (25%) of Operating Cash Flow of the Borrower and its Restricted Subsidiaries for such period.

         SECTION 10.7. Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock or other ownership interests; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, or make any distribution of cash, property or assets among the holders of shares of its capital stock or other ownership interests; or make any material change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided that: (a) the Borrower may pay dividends solely in shares of its own capital stock or other ownership interests (including dividends consisting of rights to purchase such capital stock or other ownership interests), (b) any Restricted Subsidiary may pay dividends or make distributions to the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower and (c) as long as no Default or Event of Default has occurred and is continuing or would be created thereby, the Borrower may pay cash dividends (i) on shares of its capital stock or other ownership interests and (ii) the Borrower or any Restricted Subsidiary may redeem shares of its capital stock or other ownership interests.

         SECTION 10.8. Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock or other ownership interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be (a) convertible or exchangeable into Debt or
(b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, except for (i) the issuance of Approved Preferred Stock and (ii) the conversion or exchange of any such Approved Preferred Stock for Subordinated Debt in accordance with the terms of such Approved Preferred Stock if prior to any such conversion or exchange the Lead Agents have received evidence satisfactory thereto that no Default or Event of Default is then occurring or would result from any such conversion or exchange.

         SECTION 10.9. Transactions with Affiliates. Except as set forth on
Schedule 10.9 or with respect to any Permitted Securitization, directly or indirectly: (a) other than agreements and benefits extended to employees in the ordinary course of business, make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (b) enter into, or be a party to, any transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders and are no less favorable to it than would obtain in a comparable arm's length transaction with a Person not its Affiliate.

         SECTION 10.10. Certain Accounting Changes. Change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required by GAAP.

         SECTION 10.11. Amendments; Payments and Prepayments of Subordinated Debt. Except for the conversion of any Intercompany Note into common stock, amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt if as a result of such amendment or modification such Subordinated Debt fails to satisfy any condition set forth in
Section 10.1(e) hereof; or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt; or amend or modify any of the dividend, exchange, conversion, redemption or payment terms and provisions of the Approved Preferred Stock without the prior written consent of the Lead Agents.

         SECTION 10.12. Compliance with ERISA. (a) Permit the occurrence of any Termination Event which would result in a liability to the Borrower or any ERISA Affiliate in excess of $5,000,000; (b) permit the present value of all benefit liabilities under all Pension Plans (determined under the actuarial assumptions used for Code and ERISA funding purposes) to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities by more than $10,000,000; (c) permit any accumulated funding deficiency in excess of $10,000,000 (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto which results in or is likely to result in a liability in excess of $10,000,000; (e) engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under
Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code in excess of $10,000,000 is imposed; (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Borrower or any ERISA Affiliate or increase the obligation of the Borrower or any ERISA Affiliate to a Multiemployer Plan which liability or increase, individually or together with all similar liabilities and increases, is material to the Borrower or any ERISA Affiliate; or (g) fail, or permit the Borrower or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

         SECTION 10.13. Restrictive Agreements. Enter into any Debt or related loan documentation which contains any covenants materially more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers the Borrower's or any Restricted Subsidiaries' ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt; provided that this Section 10.13 will not be deemed to be violated by Section 1006 of the indenture governing the Senior Notes or any equivalent provision in any other Debt or related documentation which provision prohibits the creation of a Lien securing additional Debt unless such other Debt is equally and ratably secured with such additional Debt.


                                   ARTICLE XI

                              DEFAULT AND REMEDIES

         SECTION 11.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

         (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

         (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

         (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Restricted Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

         (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Section 7.4(e) or Articles IX or X of this Agreement.

         (e) Default in Performance of Other Covenants and Conditions. The Borrower or any of its Restricted Subsidiaries shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of forty-five (45) days after written notice thereof has been given to the Borrower or any of its Restricted Subsidiaries by the Documentation Agent.

         (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within ten (10) Business Days of the due date thereof.

         (g) Debt Cross-Default. The Borrower or any of its Restricted Subsidiaries shall (i) default in the payment of any Debt (other than the Notes, any Reimbursement Obligation, the SPC Notes or any notes issued in connection with any Permitted Securitization) the aggregate outstanding amount of which is in excess of $25,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes, the Reimbursement Obligation, the SPC Notes or any notes issued in connection with any Permitted Securitization) the aggregate outstanding amount of which is in excess of $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

         (h) Other Cross-Defaults. The Borrower or any of its Restricted Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract the breach of which could reasonably be expected to have a Material Adverse Effect unless, but only as long as, the existence of any such default is being contested by the Borrower or such Restricted Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP.

         (i) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than Warburg, Pincus Capital Company, L.P. or its Affiliates, shall obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock or fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $10,000,000 or under the Certificate of Designation any "change in control" (as defined in such indenture or other evidence of Debt or such Certificate) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

         (j) Voluntary Bankruptcy Proceeding. The Borrower or any Restricted Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts;
(iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

         (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Restricted Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

         (l) Failure of Agreements. Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower, or the Borrower, shall so state in writing.

         (m) Termination Event. The occurrence of any of the following events:
(i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto; (ii) an accumulated funding deficiency in excess of $10,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan; (iii) a Termination Event; or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $10,000,000.

         (n) Judgment. A judgment or order for the payment of money which exceeds applicable insurance coverage by $15,000,000 in amount shall be entered against the Borrower or any of its Restricted Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty
(30) days.

         (o) Attachment. A warrant or writ of attachment or execution or similar process shall be issued against any property of the Borrower or any of its Restricted Subsidiaries which exceeds $15,000,000 in value and such warrant or process shall continue undischarged or unstayed for a period of thirty (30) days.

         (p) Loss of Approval. Any FCC License or PUC Authorization of the Borrower or any Restricted Subsidiary thereof shall expire, terminate, be canceled or otherwise lost or any application therefor be rejected, which event shall or could reasonably be expected to have a Material Adverse Effect.

         (q) 364-Day Credit Agreement. An Event of Default shall have occurred and be continuing under the 364-Day Credit Agreement.

         SECTION 11.2. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Documentation Agent may, or upon the request of the Required Lenders, the Documentation Agent shall, by notice to the Borrower:

         (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Lead Agents under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable.

         (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

         (c) Judgment Currency. If for the purpose of obtaining judgment in any court in any country or realizing upon any Obligation it becomes necessary to convert into any other currency (a "Realization Currency") any amount payable under any Loan Document, then such conversion shall be made at the Rate of Exchange (as defined below) prevailing one Business Day before the day on which the judgment is given, as applicable. For purposes of this Section 11.2(c), "Rate of Exchange" means the rate at which the Person in whose favor judgment is given is able on the relevant date of conversion to purchase the relevant amount payable under the applicable Loan Document with the Realization Currency. In the event that there is a change in the Rate of Exchange prevailing between the Business Day before the day on which the judgment is given, as applicable, and the actual date of payment of the amount due, the Borrower or applicable Restricted Subsidiary shall pay such additional and/or less amounts as the case may be (if any) as may be necessary to ensure that the amount thus paid on such date is the amount in the Realization Currency which, when computed at the Rate of Exchange prevailing on the date of payment, is the amount then due and payable under the applicable Loan Document before conversion into the Realization Currency was made. Any amount due from the Borrower or applicable Restricted Subsidiary under this Section 11.2(c) shall be due and payable as a separate Debt and shall not be affected by judgment being obtained for any other sums due under or in respect of such Loan Document.

         (d) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

         SECTION 11.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Lead Agents and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Lead Agents and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of any Lead Agent or Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Lead Agents and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

         SECTION 11.4. Consents. The Borrower acknowledges that certain transactions contemplated by this Agreement and the other Loan Documents and certain actions which may be taken by the Lead Agents or the Lenders in the exercise of their respective rights under this Agreement and the other Loan Documents may require the consent of the FCC or a PUC. If counsel to any Lead Agent reasonably determines that the consent of the FCC or a PUC is required in connection with the execution, delivery and performance of any of the aforesaid documents or any documents delivered to the Lead Agents or the Lenders in connection therewith or as a result of any action which may be taken pursuant thereto, then the Borrower, at its sole cost and expense, agrees to use its best efforts to secure such consent and to cooperate with the Lead Agents and the Lenders in any action commenced by any Lead Agent or Lender to secure such consent.

         SECTION 11.5. Securitization Documents. Notwithstanding any of the foregoing to the contrary, neither (a) the occurrence of any termination event under any Permitted Securitization nor (b) a default under the SPC Notes or any notes issued in connection with any Permitted Securitization shall constitute
(x) a breach of Section 6.1(m) for purposes of Section 11.1(c), (y) a breach of
Section 8.9 for purposes of Section 11.1(e) or (z) a Default under Sections 11.1(g) or 11.1(h).

                                   ARTICLE XII

                THE LEAD AGENTS; SYNDICATION AGENT AND CO-AGENTS

         SECTION 12.1. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Documentation Agent of such Lender and NationsBank as Administrative Agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes First Union as Documentation Agent, and NationsBank as Administrative Agent, respectively, for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each such Lead Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, none of the Lead Agents shall have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against such Lead Agent. To the extent any provision of this Agreement permits action by any Lead Agent, such Lead Agent shall, subject to the provisions of Section 13.11 hereof and of this Article XII, take such action if directed in writing to do so by the Required Lenders.

         SECTION 12.2. Delegation of Duties. Each of the Lead Agents may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lead Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by such Lead Agent with reasonable care.

         SECTION 12.3. Exculpatory Provisions. Neither any Lead Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Restricted Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by such Lead Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Restricted Subsidiaries to perform its obligations hereunder or thereunder. No Lead Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Restricted Subsidiaries.

         SECTION 12.4. Reliance by Lead Agents. Each of the Lead Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by any Lead Agent. Each of the Lead Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof. Each of the Lead Agents shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. Each of the Lead Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         SECTION 12.5. Notice of Default. None of the Lead Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that any Lead Agent receives such a notice, it shall promptly give notice thereof to the Documentation Agent who shall promptly give notice thereof to the Lenders. The Documentation Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Documentation Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 12.6. Non-Reliance on Such Lead Agents and Other Lenders. Each Lender expressly acknowledges that none of the Lead Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Lead Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Restricted Subsidiaries, shall be deemed to constitute any representation or warranty by such Lead Agent to any Lender. Each Lender represents to the Lead Agents that it has, independently and without reliance upon the Lead Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Restricted Subsidiaries and made its own decision to make its Loans and issue or participate in Letter of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Lead Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Restricted Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Lead Agent hereunder or by the other Loan Documents, no Lead Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Restricted Subsidiaries which may come into the possession of such Lead Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Restricted Subsidiaries or Affiliates.

         SECTION 12.7. Indemnification. The Lenders agree to indemnify the Documentation Agent and the Administrative Agent in their capacities as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Commitment Percentages in effect on the date indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes or any Reimbursement Obligation) be imposed on, incurred by or asserted against any such Lead Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Lead Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Lead Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

         SECTION 12.8. Each of the Lead Agents in Its Individual Capacity. Each Lead Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Lead Agent were not an Lead Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued by it or participated in by it, each Lead Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Lead Agent, and the terms "Lender" and "Lenders" shall include the Documentation Agent and the Administrative Agent in their individual capacity.

         SECTION 12.9. Resignation of Lead Agents; Successor Lead Agents. Subject to the appointment and acceptance of a successor as provided below, the Documentation Agent or Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Documentation Agent or Administrative Agent, as the case may be, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Documentation Agent or Administrative Agent, as the case may be, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty
(30) days after the retiring Lead Agent's giving of notice of resignation, then the retiring Lead Agent may, on behalf of the Lenders, appoint a successor Documentation Agent or Administrative Agent, as the case may be, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Documentation Agent or Administrative Agent hereunder by a successor Documentation Agent or Administrative Agent, as the case may be, such successor Lead Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Lead Agent, and the retiring Lead Agent shall be discharged from its duties and obligations hereunder. After any retiring Lead Agent's resignation or removal hereunder as Documentation Agent or Administrative Agent, as the case may be, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Documentation Agent or Administrative Agent, as the case may be.

         SECTION 12.10. Lead Agents. The Documentation Agent and Administrative Agent hereby agree that with respect to any amendment, modification or waiver of this Agreement and the other Loan Documents, the Documentation Agent shall be responsible for the preparation, documentation and execution thereof. In addition, with respect to any action or decision requiring consent or approval of any Lenders, the Documentation Agent shall be responsible for obtaining such consent or approval.

         SECTION 12.11. Syndication Agent and Co-Agents. Each Syndication Agent, in its capacity as Syndication Agent, and each Co-Agent, in its capacity as Co-Agent, shall have no rights, duties, responsibilities or liabilities under this Agreement or any other Loan Document.


                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.1. Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to any Lead Agent as understood by such Lead Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

         If to the Borrower:   LCI International, Inc.
                               8180 Greensboro Drive
                                    McLean, Virginia  22102
                                    Attention:  John J. Dillon
                                    Telephone No.:  (703) 848-4490
                                    Telecopy No.:   (703) 918-4460
         with copies to:       LCI International Management
                                    Services, Inc.
                                    4650 Lakehurst Court
                                    Dublin, Ohio  43016
                                    Attention:  James D. Heflinger, Esq.
                                    Telephone No.:  (614) 798-6273
                                    Telecopy No.:   (614) 798-6498

                                    Willkie Farr & Gallagher
                                    153 East 53rd Street
                                    New York, New York  10022
                                    Attention:  William N. Dye, Esq.
                                    Telephone No.:  (212) 821-8000
                                    Telecopy No.:   (212) 821-8111

         If to First Union          First Union National Bank
         as Documentation           One First Union Center, DC-5
         Agent or Lender:           301 S. College Street
                                      Charlotte, North Carolina  28288-0735
                                      Attention:  Lloyd R. Sams
                                      Telephone No.:  (704) 374-4151
                                      Telecopy No.:   (704) 374-4092

         If to NationsBank          NationsBank of Texas, N.A.
         as Administrative          901 Main Street, 64th Floor
         Agent, Issuing             Dallas, Texas  75202
         Lender or                  Attention:  Keith M. Wilson
         Lender:                       Telephone No.:  (214) 508-0921
                                       Telecopy No.:   (214) 508-9390

         If to any Lenders:            At the Addresses set forth
                                       in Schedule 1 attached hereto
                                       or any amendment or supplement
                                       thereto

         (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

         SECTION 13.2. Expenses. The Borrower will pay all reasonable out-of-pocket expenses of the Lead Agents in connection with: (a) the preparation, execution and delivery of this Agreement and each of the other Loan Documents, whenever the same shall be executed and delivered, including all syndication and due diligence expenses, appraiser's fees, search fees, title insurance premiums, recording fees, taxes and reasonable fees and disbursements of counsel for the Lead Agents; (b) the preparation, execution and delivery of any waiver, amendment or consent by the Lead Agents or the Lenders relating to this Agreement or any of the other Loan Documents including reasonable fees and disbursements of counsel for the Lead Agents, search fees, appraiser's fees, recording fees and taxes imposed in connection therewith; and (c) administering and enforcing their respective rights under this Agreement, including consulting with one or more Persons, including appraisers, accountants, engineers and attorneys, concerning or related to the nature, scope or value of any right or remedy of any Lead Agent or any of the Lenders hereunder or under any of the other Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons.

         SECTION 13.3. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, excluding government securities required by Applicable Law to be held as security for worker's compensation and similar claims) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or
(b) the Documentation Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

         SECTION 13.4. Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

         SECTION 13.5. Consent to Jurisdiction. To the fullest extent permitted by applicable law, the Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by any Lead Agent or Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1. Nothing in this Section 13.5 shall affect the right of any Lead Agent or Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of any Lead Agent or Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

         SECTION 13.6. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LEAD AGENT, LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

         SECTION 13.7. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Administrative Agent or the Documentation Agent for the ratable benefit of the Lenders (or the other Lead Agent) or the Administrative Agent or the Documentation Agent receives any payment which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by any Lead Agent.

         SECTION 13.8. Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         SECTION 13.9. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Restricted Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Documentation Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 13.10. Successors and Assigns; Participations.

         (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lead Agents and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         (b) Assignment by Lenders. Each Lender may, with the consent of the Lead Agents and (so long as no Default or Event of Default has occurred and is continuing) the Borrower, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided, that:

                           (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement and its rights and obligations under the 364-Day Credit Agreement, if such agreement is still in effect;

                           (ii) if less than all of the assigning Lender's Commitment is to be assigned, the aggregate amount of the Commitment under this Agreement and the Commitment under the 364-Day Credit Agreement, if such agreement is still in effect (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), so assigned shall not be less than $10,000,000 in the aggregate;

                           (iii) no such assignment of Swingline Loans or the Swingline Commitment shall be permitted;

                           (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                           (v) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state;

                           (vi) the representation contained in Section 13.21 hereof shall be true with respect to any such proposed assignee;

                           (vii) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment and Acceptance; provided that, the aggregate assignment fee for an assignment hereunder and the contemporaneous assignment under the 364-Day Credit Agreement shall not exceed $3,500; and

                           (viii) the Borrower shall have five (5) Business Days after receipt thereby of any Assignment and Acceptance to consent to the corresponding assignment by executing such agreement.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

         (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

                  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

                  (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Restricted Subsidiaries or the performance or observance by the Borrower and its Restricted Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto;

                  (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.1(p) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                  (iv) such assignee will, independently and without reliance upon any Lead Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                  (v) such assignee confirms that it is an Eligible Assignee;

                  (vi) such assignee appoints and authorizes each Lead Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Lead Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and

                  (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

         (d) Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the

Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Lead Agents and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit F:

                  (i) accept such Assignment and Acceptance;

                  (ii) record the information contained therein in the Register;

                  (iii) give prompt notice thereof to the Lenders and the Borrower; and

                  (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

         (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Extensions of Credit and the Notes held by it); provided that:

                  (i) each such participation (including any participation under the 364-Day Agreement, if in effect) shall be in an aggregate amount of not less than $10,000,000;

                  (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

                  (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

                  (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

                  (v) the Borrower, the Lead Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                  (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment of such participant, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal; and

                  (vii) any such participation shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

         (g) Disclosure of Information; Confidentiality. The Administrative Agent, the Documentation Agent and the Lenders shall hold all non-public information obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided that, the Administrative Agent and Documentation Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall execute a confidentiality agreement with the Borrower or such Lender (which in the case of an agreement with only such Lender, the Borrower shall be recognized as a third party beneficiary thereof) substantially in the form executed by each Lender prior to the Closing Date in connection with its receipt of the information memorandum with respect to the Agreement.

         (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

         SECTION 13.11. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Documentation Agent with the consent of the Required Lenders) and delivered to the Documentation Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall (i) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (other than pursuant to Section 2.9), (ii) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (iii) reduce the rate of interest (other than the application of default interest pursuant to Section 4.1(d)) or fees payable on any Loan or Reimbursement Obligation to any Lender or Lead Agent, (iv) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation or (v) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article XII shall be made without the written consent of the affected Lead Agents, Syndication Agents or Co-Agents. Notwithstanding the foregoing, no Lender shall be permitted to object to any amendment, waiver or withhold any consent hereunder if such Lender has agreed to any similar amendment, waiver or granted any similar consent under the 364-Day Credit Agreement.

         SECTION 13.12. Performance of Borrower's Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

         SECTION 13.13. Indemnification. The Borrower agrees to reimburse each Lead Agent and the Lenders for all reasonable costs and expenses, including all counsel, appraisal, or other expert or consultant fees and disbursements incurred, and to indemnify and hold each Lead Agent and the Lenders harmless from and against all losses suffered by such Lead Agent and the Lenders in connection with (a) the exercise by the Lead Agents or the Lenders of any right or remedy granted to them under this Agreement or any of the other Loan Documents, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the other Loan Documents, and (c) the collection or enforcement of the Obligations or any of them; provided, that the Borrower shall not be obligated to reimburse any Lead Agent or any Lender for costs and expenses, or indemnify any Lead Agent or any Lender for any loss, resulting from the gross negligence or willful misconduct of such Lead Agent or Lender.

         SECTION 13.14. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, each Lead Agent and any Persons designated by such Lead Agent or Lenders pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or this Agreement has not been terminated.

         SECTION 13.15. Survival of Indemnities. Notwithstanding any termination of this Agreement or the assignment by any Lender of its Commitment, the indemnities to which the Lead Agents and any Lender and their respective parents, Subsidiaries, Affiliates, officers, directors, employees and agents are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect such Persons against events arising after such assignment or termination as well as before.

         SECTION 13.16. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 13.17. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 13.18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 13.19. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         SECTION 13.20. Adjustments. If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Extensions of Credit, or interest thereon, or if any Lender shall at any time receive any Collateral in respect to its Extensions of Credit (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Extensions of Credit, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         SECTION 13.21. Representation of Lenders. Each Lender hereby represents that it will make each Loan hereunder as a commercial loan for its own account in the ordinary course of its business; provided, that subject to Section 13.10 hereof, the disposition of the Notes or other evidence of the Obligations held by any Lender shall at all times be within its exclusive control.

         SECTION 13.22. Inconsistencies with Other Documents; Independent Effect of Covenants. (a) In the event there is a conflict or inconsistency between this Agreement, the Notes or the other Loan Documents, the terms of this Agreement shall control.

         (b) The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX or X hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX or X if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII, IX or X.


                            [Signature Pages Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.




[CORPORATE SEAL]                       LCI INTERNATIONAL, INC.


                                       By:    /s/ John J. Dillon
                                          -------------------------------------
                                         Name:   John J. Dillon
                                              ---------------------------------
                                         Title:Vice President - Finance &
                                               Treasurer
                                               --------------------------------




                                       FIRST UNION NATIONAL BANK,
                                       as Documentation Agent and Lender

                                       By:   /s/ Jim Redman
                                          -------------------------------------
                                         Name:   Jim Redman
                                              ---------------------------------
                                         Title:   Senior Vice President
                                               --------------------------------






                                       NATIONSBANK OF TEXAS, N.A.,
                                       as Administrative Agent and Lender

                                       By:   /s/ Keith M. Wilson
                                          -------------------------------------
                                         Name:  Keith M. Wilson
                                              ---------------------------------
                                         Title:    Vice President
                                               --------------------------------




                              [ADDITIONAL LENDERS]

                                   EXHIBIT A-1
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                             The Bank of New York,
                              as Syndication Agent.


            FORM OF THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

                THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

$__________                                                 September 5, 1997

         FOR VALUE RECEIVED, the undersigned, LCI INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of _____________________ (the "Bank"), at the place and times provided in the Third Amended and Restated Credit Agreement referenced hereinafter, the principal sum
of ______________________ ($       ) or, if less, the principal amount of all
Loans made by the Bank from time to time pursuant to that certain Third Amended and Restated Credit Agreement, dated as of even date herewith (together with all amendments and other modifications, if any, from time to time hereafter made thereto, the "Credit Agreement") by and among the Borrower, the various financial institutions (including the Bank) as are, or may from time to time become, parties thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings given thereto in the Credit Agreement.

         The unpaid principal amount of this Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal of and interest on this Note shall be payable in Dollars to the account designated by the Administrative Agent (and as to which the Administrative Agent has notified the Borrower) in immediately available funds.

         This Note is a Revolving Credit Note referred to in, is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable.

         The Debt evidenced by this Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

         THIS NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

         [This Note is an amendment and restatement of, and not a prepayment of, the Amended and Restated Revolving Credit Note payable by the Borrower to the order of the Bank pursuant to the Prior Credit Agreement.](1)



________
(1)               Insert in Notes for Prior Lenders.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by a duly authorized officer as of the day and year first above written.

                                                     LCI INTERNATIONAL, INC.
[CORPORATE SEAL]

                                   EXHIBIT A-2
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                FORM OF THIRD AMENDED AND RESTATED SWINGLINE NOTE

                    THIRD AMENDED AND RESTATED SWINGLINE NOTE


$25,000,000                                                  September 5, 1997


         FOR VALUE RECEIVED, the undersigned, LCI INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK OF TEXAS, N.A. (the "Bank"), at the place and times provided in the Third Amended and Restated Credit Agreement referenced hereinafter, the principal sum of Twenty-five Million Dollars ($25,000,000), or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Bank from time to time pursuant to that certain Third Amended and Restated Credit Agreement dated as of even date herewith (together with all amendments and other modifications, if any, from time to time hereafter made thereto, the "Credit Agreement"), by and among the Borrower, the various financial institutions (including the Bank) as are, or may from time to time become, party thereto (the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings given thereto in the Credit Agreement.

         The unpaid principal amount of this Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All principal of and interest on this Note shall be payable in Dollars to the account designated by the Administrative Agent (and as to which the Administrative Agent has notified the Borrower) in immediately available funds.

         This Note is a Swingline Note referred to in, is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable.

         The Debt evidenced by this Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

         THIS NOTE SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

         This Note is an amendment and restatement of, and not a prepayment of, the Swingline Note payable by the Borrower to the order of the Bank pursuant to the Prior Credit Agreement.

         The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. All amounts owing hereunder are payable by the Borrower without relief from any valuation or appraisal laws.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by a duly authorized officer as of the day and year first above written.


                                                     LCI INTERNATIONAL, INC.,

[CORPORATE SEAL]

                                   EXHIBIT A-3
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent


                          FORM OF COMPETITIVE BID NOTE

                              COMPETITIVE BID NOTE


$500,000,000                                               September 5, 1997

         FOR VALUE RECEIVED, the undersigned, LCI INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of ____________________________ (the "Bank"), at the place and times and in the manner provided in the Third Amended and Restated Credit Agreement referenced hereinafter, the principal sum of Five Hundred Million Dollars ($500,000,000), or, if less, the aggregate unpaid principal amount of all Competitive Bid Loans disbursed by the Bank from the time pursuant to that certain Third Amended and Restated Credit Agreement, dated as of even date herewith, (together with all amendments and other modifications, if any, from time to time hereafter made thereto, the "Credit Agreement"), by and among the Borrower, the various financial institutions (including the Bank) as are, or from time to time become, parties thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent. Capitalized terms used herein and not defined herein shall have the meanings given thereto in the Credit Agreement.

         The unpaid principal amount of this Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal of and interest on this Note shall be payable in Dollars to the account designated by the Administrative Agent (and as to which the Administrative Agent has notified the Borrower) in immediately available funds.

         This Note is a Competitive Bid Note referred to in, is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Note and on which such Obligations may be declared to be immediately due and payable.

         The Debt evidenced by this Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

         THIS COMPETITIVE BID NOTE IS MADE AND DELIVERED IN THE STATE OF NORTH CAROLINA AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

         The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note. All amounts owing hereunder are payable by the Borrower without relief from any valuation or appraisal laws.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by a duly authorized officer as of the day and year first above written.

                                                     LCI INTERNATIONAL, INC.
[CORPORATE SEAL]

                                   EXHIBIT B-1
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent


                           FORM OF NOTICE OF BORROWING

                               NOTICE OF BORROWING


NationsBank of Texas, N.A., as Administrative Agent
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  _______________

Ladies and Gentlemen:

         This irrevocable Notice of Borrowing is delivered to you, in your capacity as Administrative Agent, under Section 2.3 of the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI International, Inc., a Delaware corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement").

         1. The Borrower hereby requests that the Lenders make a [Revolving Credit] [Swingline] Loan. (Delete as applicable)

         2. The Borrower hereby requests that the Loan be made in the principal amount of $________________. (Complete in accordance with Section 2.3 of the Credit Agreement.)

         3. The Borrower hereby requests that the Loan be made on the following Business Day: _______________. (Complete in accordance with Section 2.3 of the Credit Agreement.)

         4. The Borrower hereby requests that the Revolving Credit Loan bear interest at the following interest rate, plus the Applicable Margin: (Check one)

                           Base Rate, or
                           LIBOR Rate.



         5. If the Loan requested is a LIBOR Rate Loan, the Borrower hereby requests the following Interest Period applicable thereto: ______________. (Complete in accordance with Section 4.1(b) of the Credit Agreement.)

         6. The principal amount of all Extensions of Credit outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

         7. The obligations of the Borrower set forth in the Credit Agreement and the other Loan Documents are valid, binding and enforceable obligations of the Borrower as of the date hereof, both before and after giving effect to the Loan requested herein.

         8. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

         9. No Default or Event of Default exists, and none will exist upon the making of the Loan requested herein.

         10. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Document are true and correct in all material respects as of the date hereof (unless such representations and warranties are expressly limited to speak only as of an earlier date, in which case such representations and warranties shall remain true and correct as of such earlier date), both before and after giving effect to the Loan requested herein.

         11. The execution of this Notice of Borrowing does not violate the material terms and conditions of any Material Contract or Contingent Obligation of the Borrowers.

         12. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned have executed this Notice of Borrowing this ____ day of __________, ____.


                                            LCI INTERNATIONAL, INC.

                                   EXHIBIT B-2
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                      FORM OF NOTICE OF ACCOUNT DESIGNATION

                          NOTICE OF ACCOUNT DESIGNATION



NationsBank of Texas, N.A., as Administrative Agent
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  _____________________

                                                          _____________ __, ____

Ladies and Gentlemen:

         This Notice of Account Designation is delivered to you, in your capacity as Administrative Agent, under Section 2.3(b) of the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI International, Inc., a Delaware corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement").

         The Administration Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

                              [Insert name of bank/
                               ABA Routing Number/
                               and Account Number]


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this _____ day of _______, ____.


                                            LCI INTERNATIONAL, INC.

                                   EXHIBIT B-3
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                          FORM OF NOTICE OF PREPAYMENT

                              NOTICE OF PREPAYMENT


NationsBank of Texas, N.A., as Administrative Agent
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  __________

                                                               ________ __, ____

Ladies and Gentlemen:

         This irrevocable Notice of Prepayment is delivered to you, in your capacity as Administrative Agent, under Section 2.5(c) of the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI International, Inc., a Delaware corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement").

         1. The Borrower hereby provides notice to the Agent that the Borrower shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans] and/or [Swingline Rate Loans]: ___________________. (Complete with an amount in accordance with Section 2.5 of the Credit Agreement.)

         2. The Borrower shall repay the above referenced Loans on the following Business Day: _______________. (Complete with a Business Day in accordance with
Section 2.5 of the Credit Agreement.)

         3. The Borrower shall repay the above referenced Loans in the following amount: ________________. (Complete with a Business Day in accordance with Section 2.5 of the Credit Agreement.)

         4. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment this ____ day of _______, 19__.


                                            LCI INTERNATIONAL, INC.

                                   EXHIBIT C-1
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                         FORM OF COMPETITIVE BID REQUEST

                             COMPETITIVE BID REQUEST


NationsBank of Texas, N.A., as Administrative Agent
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  _______________

                                                               ________ __, ____

Ladies and Gentlemen:

         This Competitive Bid Request is delivered to you, in your capacity as Administrative Agent, under Section 2.4(a) of the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI INTERNATIONAL, INC. (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement").

         1. The Borrower hereby requests a Competitive Bid Loan under the Credit Agreement, and in connection therewith sets forth below the terms on which such Competitive Bid Loan is requested to be made: (Complete in accordance with Section 2.4(b) and 4.1(b) of the Credit Agreement.)

         (a)                                        Date of Competitive Bid Loan

         (b)      Principal Amount of
                                                            Competitive Bid Loan

         (c)      Interest Periods and the last
                                                                     day thereof

         2. The principal amount of all Extensions of Credit outstanding as of the date hereof (including the requested Loan) will not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

         3. The obligations of the Borrower set forth in the Credit Agreement and the other Loan Documents are valid, binding and enforceable obligations of the Borrower as of the date hereof, both before and after giving effect to the Loan requested herein.

         4. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

         5. No Default or Event of Default exists, and none will exist upon the making of the Loan requested herein.

         6. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the Loan requested herein (unless such representations and warranties are expressly limited to speak only as of an earlier date, in which case such representations and warranties remain true and correct as of such earlier date).

         7. The execution of this Notice of Borrowing does not violate the material terms and conditions of any Material Contract or Contingent Obligation of the Borrowers .

         8. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned has executed this Competitive Bid Request this ____ day of _______, 19__.


                                                     Very truly yours,

                                                     LCI INTERNATIONAL, INC.

                                   EXHIBIT C-2
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                            FORM OF INVITATION TO BID

                                INVITATION TO BID

[Name of Lender]
[Address]

[Date]

Attention: _____________

Dear Ladies and Gentlemen:

         Reference is made to the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI International, Inc., a Delaware corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement"). All undefined capitalized terms used herein have the meanings assigned thereto in the Credit Agreement.

         The Borrower made a Competitive Bid Request on ______________, _____, pursuant to Section 2.4(a) of the Credit Agreement, and in connection therewith you are invited to submit a Competitive Bid by [Date]/[Time]. (The Competitive Bid must be received by the Administrative Agent no earlier than 10:30 a.m., Charlotte time, on the proposed borrowing date.) Your Competitive Bid must comply with Section 2.4 of the Credit Agreement and the terms set forth below on which such Competitive Bid Loan is requested to be made.

         (a)                                        Date of Competitive Bid Loan

         (a)      Principal amount of
                                                            Competitive Bid Loan

         (c)      Interest Periods and the last
                                                                     day thereof


                                     Very truly yours,

                                     NATIONSBANK OF TEXAS, N.A.,
                                     as Administrative Agent

                                   EXHIBIT C-3
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York
                              as Syndication Agent.


                             FORM OF COMPETITIVE BID

                                 COMPETITIVE BID

NationsBank of Texas, N.A., as Administrative Agent
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  __________

                                                               ________ __, ____

Ladies and Gentlemen:

         The undersigned, [Name of Lender] refers to the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI International, Inc., a Delaware corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement"). All undefined capitalized terms used herein have the meanings assigned thereto such terms in the Credit Agreement.

         1. The undersigned hereby makes a Competitive Bid pursuant to Section 2.4(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on ____________, ____, and in connection therewith sets forth below the terms on which such Competitive Bid is made: (Complete in accordance with Section 4.1(b) of the Credit Agreement.)

         (a)                                             Date of Competitive Bid

         (b)                                                    Principal Amount

         (c)      Interest Periods and last
                                                                     day thereof

         2. The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.4(d) of the Credit Agreement.

                                          Very truly yours,

                                          [NAME OF LENDER],

                                   EXHIBIT C-4
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                  FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

                      COMPETITIVE BID ACCEPT/REJECT LETTER

                                                               ________ __, ____

NationsBank of Texas, N.A., as Administrative Agent
901 Main Street, 64th Floor
Dallas, Texas  75202
Attention:  __________

Ladies and Gentlemen:

         The undersigned, LCI INTERNATIONAL, INC. (the "Borrower"), refers to the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among the Borrower, the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or otherwise modified from time to time the "Credit Agreement").

         1. In accordance with Section 2.4(b) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated ____________, _____, and in accordance with Section 2.4(c) of the Credit Agreement, we hereby accept the following:

         (a)                                        Date of Competitive Bid Loan

         (b)                                                    Principal Amount

         (c)                                                     Interest Period

         (d)      Lender
         2.       We hereby reject the following bids:

         (a)                                        Date of Competitive Bid Loan

         (b)                                                    Principal Amount

         (c)                                                     Interest Period

         (d)      Lender

         3. The principal amount of all Extensions of Credit outstanding as of the date hereof (including the accepted Loan, if any) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

         4. The obligations of the Borrower set forth in the Credit Agreement and the other Loan Documents are valid, binding and enforceable obligations of the Borrower as of the date hereof, both before and after giving effect to the Loan requested herein.

         5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

         6. No Default or Event of Default exists, and none will exist upon the making of the Loan requested herein.

         7. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the Loan requested herein (unless such representations and warranties are expressly limited to speak only as of an earlier date, in which case such representations and warranties remain true and correct as of such earlier date).

         8. The execution of this Notice of Borrowing does not violate the material terms and conditions of any Material Contract or Contingent Obligation of the Borrowers.

         9. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment this ____ day of ______________, ____.


                                                     LCI INTERNATIONAL, INC.

                                    EXHIBIT D
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                    FORM OF NOTICE OF CONVERSION/CONTINUATION

                        NOTICE OF CONVERSION/CONTINUATION


NationsBank of Texas, N.A., as Administrative Agent
901 South Main Street
Dallas, Texas  75202
Attention:  _____________

Ladies and Gentlemen:

         This irrevocable Notice of Conversion/Continuation is delivered to you, in your capacity as Administrative Agent, under Section 4.2 of the Third Amended and Restated Credit Agreement dated as of September 5, 1997 among LCI International, Inc., a Delaware Corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or otherwise modified from time to time the "Credit Agreement").

         1. This Notice of Conversion/Continuation is submitted with respect to a Revolving Credit Loan for the purpose of: (Check one and complete applicable information.)

                  Converting a Base Rate Loan into a LIBOR Rate Loan



                  (a) The aggregate outstanding principal balance of such Loan is $_______________.

                  (b) The principal amount of such Loan to be converted is $_______________. (Complete in accordance with
                           Section 4.2 of the Credit Agreement.)

                  (c) The requested effective date of the conversion of such Loan is _______________. (Complete in accordance with Section 4.2 of the Credit Agreement.)

                  (d) The requested LIBOR Interest Period applicable to the converted Loan is _______________. (Complete in accordance with Section 4.1 of the Credit Agreement.)

                  Converting a LIBOR Rate Loan into a Base Rate Loan

                  (a) The aggregate outstanding principal balance of such Loan is $_______________.

                  (b) The last day of the current LIBOR Interest Period for such Loan is _______________.

                  (c) The principal amount of such Loan to be converted is $_______________. (Complete in accordance with
                           Section 4.2 of the Credit Agreement.)

                  (d) The requested effective date of the conversion of such Loan is _______________. (Complete in accordance with Section 4.2 of the Credit Agreement.)

                  Continuing a LIBOR Rate Loan as a LIBOR Rate Loan

                  (a) The aggregate outstanding principal balance of such Loan is $_______________.

                  (b) The last day of the current LIBOR Interest Period for such Loan is _______________.

                  (c) The principal amount of such Loan to be continued is $_______________. (Complete in accordance with
                           Section 4.2 of the Credit Agreement.)

                  (d) The requested effective date of the continuation of such Loan is _______________. (Complete in accordance with Section 4.2 of the Credit Agreement.)

                  (e) The requested LIBOR Interest Period applicable to the continued Loan is _______________. (Complete in accordance with Section 4.1 of the Credit Agreement.)

          2. The principal amount of all Extensions of Credit outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

          3. The obligations of the Borrower set forth in the Credit Agreement and the Loan Documents are valid, binding and enforceable obligations of the Borrower as of the date hereof, both before and after giving effect to the conversion or continuation of the Loan requested herein.

          4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

         5. No Default or Event of Default exists, and none will exist upon the conversion or continuation of the Loan requested herein.

          6. The representations and warranties of the Borrower under the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, both before and after giving effect to the conversion or continuation of the Loan requested herein (unless such representations and warranties are expressly limited to speak only as of an earlier date, in which case such representations and warranties remain true and correct as of such earlier date).

         7. The execution of this Notice of Conversion/Continuation does not violate the material terms and conditions of any Material Contract or Contingent Obligation of the Borrower.

         8. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the undersigned have executed this Notice of Conversion/Continuation this ____ day of __________, ____.


                                       LCI INTERNATIONAL, INC.


Confirmed LIBOR Rate for ___ month LIBOR Interest Period: ____%[Base]

                                                                 ____%[Spread]

                                                                 ____%[Total]


Authorized Signature:

                                    EXHIBIT E
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                    FORM OF OFFICER'S COMPLIANCE CERTIFICATE

                        OFFICER'S COMPLIANCE CERTIFICATE

         The undersigned, on behalf of LCI International, Inc., a Delaware corporation (the "Borrower"), hereby certifies to NATIONSBANK OF TEXAS, N.A., in its capacity as Administrative Agent for the Lenders referred to below (the "Administrative Agent"), and to each of the Lenders and other Agents as follows:

         1. This Certificate is delivered pursuant to Section 7.2 of the Third Amended and Restated Credit Agreement (the "Credit Agreement") dated as of September 5, 1997 by and among the Borrower, the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or otherwise modified from time to time). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

         2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period then ended and such statements fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated.

         3. I have reviewed the terms of the Credit Agreement, the Notes and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default under the Credit Agreement, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, [if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower and its Subsidiaries have taken, are taking and propose to take with respect thereto]].

         4. The Borrower and its Subsidiaries are in compliance with the covenants contained in Article IX of the Credit Agreement as shown on the attached Schedule 1 and in compliance with the other covenants and restrictions contained in Articles VII, VIII and X of the Credit Agreement.

         5. As set forth in the attached Schedule 1 and in accordance with
Section 4.1(c) of the Credit Agreement, the Applicable Margin for Base Rate Loans will be ____ and for LIBOR Rate Loans will be _____ effective three (3) Business Days after the date of receipt hereof by the Administrative Agent.

                            [Signature Page Follows]

         WITNESS the following signature as of the ____ day of __________, 19__.


                                    __________________________[SEAL]
                                    Name:__________________________
                                    Title:_________________________

                                   Schedule 1
                                       to
                              Officer's Certificate

                                    EXHIBIT F
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                        FORM OF ASSIGNMENT AND ACCEPTANCE

                            ASSIGNMENT AND ACCEPTANCE

                                 Dated _________


         Reference is made to the Third Amended and Restated Credit Agreement dated as of September 5, 1997 by and among LCI International, Inc., a Delaware corporation (the "Borrower"), the financial institutions which are, or may from time to time become, party thereto (collectively, the "Lenders"), First Union National Bank, as Documentation Agent, NationsBank of Texas, N.A., as Administrative Agent and The Bank of New York, as Syndication Agent (as amended or modified from time to time, the "Credit Agreement"). Capitalized terms which are defined in the Credit Agreement and which are used herein and not defined shall have the meanings given thereto in the Credit Agreement.

         ____________________ (the "Assignor") and _____________________ (the
"Assignee") agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), a ____% interest in and to all of the Assignor's interests, rights and obligations under the Credit Agreement and the other Loan Documents [, other than with respect to Competitive Bid Loans,] and the Assignor thereby retains ____% of its interest therein [, other than with respect to Competitive Bid Loans]. This Assignment and Acceptance is entered pursuant to, and authorized by, Section 13.10 of the Credit Agreement.

         2. The Assignor (a) represents that, as of the date hereof, (i) its Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) under the Credit Agreement, (ii) the outstanding balance of its Revolving Credit Loans (unreduced by any assignments thereof which have not yet become effective) under the Credit Agreement, (iii) the outstanding balance of its Commitment Percentage of the L/C Obligations (unreduced by any assignments thereof which have not yet become effective), and [(iv) the outstanding balance of its Competitive Bid Loans under the Credit Agreement] (unreduced by any assignments thereof which have not yet become effective) are each set forth in Section 2 of Schedule I hereto; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under the Credit Agreement or any other instrument or document furnished or executed pursuant thereto; (d) attaches the Revolving Credit Note delivered to it under the Credit Agreement and requests that the Borrower exchange such Note for new Revolving Credit Notes payable to each of the Assignor and the Assignee as follows:

   Revolving Credit
   Note Payable to                          Principal Amount of
   the Order of:                            Revolving Credit Note
   -------------                            ---------------------
   _____________________                    $ ____________________


   _____________________                    $ ____________________


         [(e) attaches the Competitive Bid Note delivered to it under the Credit Agreement (if such Assignor is assigning 100% of its interests, rights and obligations under the Credit Agreement and other Loan Documents) and it requests that the Borrower deliver a Competitive Bid Note payable to the Assignee in the face amount of $___________.]

         3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1(p) or Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; and (g) agrees that it will keep confidential all the information with respect to the Borrower furnished to it by the Borrower or the Assignor (other than information required or requested to be disclosed by it pursuant to regulatory requirements or legal process; information requested by and disclosed to its auditors, accountants and attorneys; provided that the Assignee shall use its best efforts to have such Persons enter into a confidentiality agreement with respect to such information; and information generally available to the public or otherwise available to the Assignee on a nonconfidential basis).

         4. The effective date for this Assignment and Acceptance shall be set forth in Section 1 of Schedule I hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for consent by the Borrower and the Agent and acceptance and recording in the Register.

         5. Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

         6. Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

         7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

                            [Signature Pages Follow]

                                                     ASSIGNOR



                                                     Commitment Percentage ____


                                                     ASSIGNEE


                                                     Commitment Percentage ____

Acknowledged and Consented to:

LCI INTERNATIONAL, INC.


By:__________________________
   Name:_____________________
   Title:____________________



Consented to and Accepted:

NATIONSBANK OF TEXAS, N.A.,
  as Administrative Agent under the Credit Agreement


By:__________________________
   Name:_____________________
   Title:____________________



FIRST UNION NATIONAL BANK,
  as Documentation Agent under the Credit Agreement


By:__________________________
   Name:_____________________
   Title:____________________

                                   Schedule I
                                       to
                            Assignment and Acceptance

1.       Effective Date                                _________,____

2.       Assignor's Interest
         Prior to Assignment

         (a)      Commitment Percentage of Assignor            _____%

         (b)      Outstanding balance of Assignor's
                  Revolving Credit Loans                       $____

         (c)      Outstanding balance of Assignor's
                  Commitment Percentage of the
                  L/C Obligations                              $____

         [(d)     Outstanding balance of Assignor's
                  Competitive Bid Loans                        $____]

3.       Assigned Interest
         (from Section 1)                                               _____%

4.       Assignee's Extensions of Credit after
         Effective Date

         (a)      Outstanding Balance of Assignee's
                  Revolving Credit Loans after Effective
                  Date (line 2(b) times line 3)                        $_____

         (b)      Outstanding Balance of Assignee's
                  Commitment Percentage of L/C
                  Obligations (line 2(c) times line 3)         $_____


         [(c)     Outstanding Balance of Assignee's
                  Competitive Bid Loans after Effective
                  Date (line 2(d) times line 3)                $_____]

5.       Retained Interest of Assignor after
         Effective Date                                               $_____

         (a)      Retained Interest (from Section 1)                  ______%

         (b)      Outstanding balance of Assignor's
                  Revolving Credit Loans

                  (line 2(b) times line 5(a))                 $_____

         (c)      Outstanding balance of Assignor's
                  Commitment Percentage of L/C
                  Obligations (line 2(c) times lines 5(a))    $_____


         [(d)     Outstanding Balance of Assignor's
                  Competitive Bid Loans
                  (line 2(d) times line 5(a))                 $_____]

6.       Payment Amounts                                               $_____

         (a)      Payable by Assignee to Assignor             $_____

         (b)      Payable by Assignor to Assignee             $_____

7.       Payment Instructions

         (a)      If payable to Assignor,
                  to the account of Assignor to:

                  ________________________________
                  ________________________________
                  ________________________________
                  Routing No.:____________________
                  Account No.:____________________
                  Attn:___________________________
                  Reference:______________________

         (b)      If payable to Assignee, to the account
                  of Assignee to:

                  ________________________________
                  ________________________________
                  ________________________________

                  Routing No.:____________________
                  Account No.:____________________
                  Attn:___________________________
                  Reference:______________________

                                   EXHIBIT G-1
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                          FORM OF NEW LENDER SUPPLEMENT

                              NEW LENDER SUPPLEMENT

         THIS NEW LENDER SUPPLEMENT dated as of the __ day of _____________, 199_ (this "New Lender Supplement"), to the Third Amended and Restated Credit Agreement referred to below is entered into by and among LCI INTERNATIONAL, INC., a corporation organized under the laws of Delaware (the "Borrower"), NATIONSBANK OF TEXAS, N.A., as Administrative Agent (the "Administrative Agent"), FIRST UNION NATIONAL BANK, as Documentation Agent (the "Documentation Agent"; and together with the Administrative Agent, the "Lead Agents") and ____________________________ (the "New Lender").

                              Statement of Purpose

         The Borrower is party to a Third Amended and Restated Credit Agreement dated as of September 5, 1997 (as supplemented hereby and as further amended, supplemented or otherwise modified, the "Credit Agreement"), among the Borrower, the Lenders party thereto, the Lead Agents and the Bank of New York, as Syndication Agent.

         Pursuant to Section 2.9 of the Credit Agreement, the Borrower is entitled to increase the total amount of the Aggregate Commitments thereunder by accepting the offer of any Person (other than a Lender) constituting an Eligible Assignee to become a new Lender thereunder. Pursuant to such Section the New Lender, Borrower and Lead Agents hereby agree that the New Lender shall be a Lender under the Credit Agreement and in connection therewith execute this New Lender Supplement.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Joinder of New Lender.

         (a) Joinder. Pursuant to Section 2.9 of the Credit Agreement, the New Lender hereby agrees that it is a Lender under the Credit Agreement as if a signatory thereto on the Closing Date, and the New Lender shall comply with and be subject to and have the benefit of all of the terms, conditions, covenants, agreements and obligations set forth therein. The New Lender hereby agrees that each reference to a "Lender" or the "Lenders" in the Credit Agreement shall include the New Lender. The New Lender acknowledges that it has received a copy of the Credit Agreement and that it has read and understands the terms thereof.

         (b) Commitment Adjustment. If any Loans (other than Competitive Bid Loans) are outstanding on the date hereof, the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such loans reflects the Commitment Percentages of the Lenders after giving effect to the joinder of the New Lender pursuant to this New Lender Supplement and any increase in the Aggregate Commitments pursuant hereto.

         (c) Updated Schedule. Attached hereto is an updated Schedule 1 to the Credit Agreement revised to include the joinder of The New Lender as a Lender and its Commitment thereunder and the corresponding increase in the total amount of the Aggregate Commitments.

         (d) Letters of Credit. If any Letters of Credit are outstanding on the date hereof, the Administrative Agent shall make appropriate arrangements so that, after giving effect to the joinder of the New Lender contemplated hereby, each Lender's L/C Obligations are equal to such Lender's Commitment Percentage of the L/C Obligations of all the Lenders. In its capacity as an L/C Participant under the Credit Agreement, the New Lender hereby purchases a participation in all Letters of Credit in accordance with Section 3.4 of the Credit Agreement.

         2. Representations and Warranties.

         (a) The Borrower hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct in all material respects as of the date hereof and that no Default or Event of Default has occurred or is continuing under the Credit Agreement.

         (b) Representations and Warranties of the New Lender. The New Lender hereby represents and warrants that it is an Eligible Assignee.

         3. General Provisions.

         (a) Limited Effect. Except as supplemented hereby, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or (ii) to prejudice any right or rights which the Agents or Lenders may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

         (b) Costs and Expenses. The Borrower hereby agrees to pay or reimburse the Lead Agents for all reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement including, without limitation, the reasonable fees and disbursements of counsel.

         (c) Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         (d) Definitions. All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement.

         (e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

         IN WITNESS WHEREOF the undersigned have duly executed this Increasing Lender Supplement as of the date first above written.


                                           LCI INTERNATIONAL, INC.
[CORPORATE SEAL]




                                           NATIONSBANK, N.A., as Administrative
                          Agent



                                           FIRST UNION NATIONAL BANK, as
                                           Documentation Agent



                                           [NEW LENDER]
[CORPORATE SEAL]

                                   EXHIBIT G-2
                                       to
                   Third Amended and Restated Credit Agreement
                          dated as of September 5, 1997
               by and among LCI International, Inc., as Borrower,
                        the Lenders referred to therein,
                           First Union National Bank,
                             as Documentation Agent,
                           NationsBank of Texas, N.A.,
                             as Administrative Agent
                                       and
                              The Bank of New York,
                              as Syndication Agent.


                     FORM OF COMMITMENT INCREASE SUPPLEMENT

                         COMMITMENT INCREASE SUPPLEMENT

         THIS Commitment Increase Supplement, dated as of the __ day of ________________, 199_ (this "Commitment Increase Supplement"), to the Third Amended and Restated Credit Agreement referred to below is entered into by and among LCI INTERNATIONAL, INC., a corporation organized under the laws of Delaware (the "Borrower"), NATIONSBANK OF TEXAS, N.A., as Administrative Agent (the "Administrative Agent"), FIRST UNION NATIONAL BANK, as Documentation Agent (the "Documentation Agent"; and together with the Administrative Agent, the "Lead Agents") and ____________________________ (the "Increasing Lender").

                              Statement of Purpose

         The Borrower is party to a Third Amended and Restated Credit Agreement dated as of September 5, 1997 (as supplemented hereby and as further amended, supplemented or otherwise modified, the "Credit Agreement"), among the Borrower, the Increasing Lender, the other Lenders party thereto, the Lead Agents and the Bank of New York, as Syndication Agent.

         Pursuant to Section 2.9 of the Credit Agreement, the Borrower is entitled to increase the total amount of the Aggregate Commitments thereunder by accepting the offer of a Lender to increase its Commitment thereunder. Pursuant to such Section the Increasing Lender, the Borrower and the Lead Agents hereby agree that the Commitment of the Increasing Lender under the Credit Agreement shall be increased as set forth herein and in connection therewith execute this Commitment Increase Supplement.

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Commitment Increase.

         (a) Commitment Increase. Pursuant to Section 2.9 of the Credit Agreement, the Increasing Lender hereby agrees that its Commitment under the Credit Agreement shall be increased to $________________.

         (b) Commitment Adjustment. If any Loans (other than Competitive Bid Loans) are outstanding on the date hereof, the Administrative Agent shall make such transfer of funds as are necessary in order that the outstanding balance of such Loans reflects the Commitment Percentages of the Lenders after giving effect to the increase in the Commitment of the Increasing Lender and the corresponding increase in the Aggregate Commitments pursuant hereto.

         (c) Updated Schedule. Attached hereto is an updated Schedule 1 to the Credit Agreement revised to include the increase in the Increasing Lender's Commitment thereunder and the corresponding increase in the total amount of the Aggregate Commitments.

         (d) Letters of Credit. If any Letters of Credit are outstanding on the date hereof, the Administrative Agent shall make appropriate arrangements so that, after giving effect to the increase in the Commitment of the Increasing Lender's Commitment contemplated hereby, each Lender's L/C Obligations are equal to such Lender's Commitment Percentage of the L/C Obligations of all the Lenders.

         2. Representations and Warranties of the Borrower. The Borrower hereby confirms that each representation and warranty made by it under the Loan Documents is true and correct in all material respects as of the date hereof and that no Default or Event of Default has occurred or is continuing under the Credit Agreement.

         3. General Provisions.

         (a) Limited Effect. Except as supplemented hereby, the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or (ii) to prejudice any right or rights which the Agents or Lenders may now have or may have in the future under or in connection with the Credit Agreement or the Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

         (b) Costs and Expenses. The Borrower hereby agrees to pay or reimburse the Lead Agents for all reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement including, without limitation, the reasonable fees and disbursements of counsel.

         (c) Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         (d) Definitions. All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement.

         (e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

         IN WITNESS WHEREOF the undersigned have duly executed this Commitment Increase Supplement as of the date first above written.


                                 LCI INTERNATIONAL, INC.
[CORPORATE SEAL]






                                 NATIONSBANK, N.A., as Administrative Agent







                                 FIRST UNION NATIONAL BANK, as
                                 Documentation Agent







                                 [INCREASING LENDER]

                                   SCHEDULE 1

                             LENDERS AND COMMITMENTS


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Commitment
Lender and Address                                                               Commitment                   Percentage
----------------------------------------------------------------------------------------------------------------------------------
First Union National Bank                                                      $40,000,000.00                8.0000000000%
         One First Union Center
         301 S. College Street, TW-19
         Charlotte, NC  28288-0735
         Attn:  Mr. Lloyd R. Sams
         Ph:    (704) 374-4151
         Fax:   (704) 374-4092
----------------------------------------------------------------------------------------------------------------------------------
NationsBank of Texas, N.A.                                                     $39,999,999.97                7.9999999994%
         901 Main Street, 64th Floor
         Dallas, TX  75202
         Attn:  Mr. Brian D. Corum
         Attn:  Mr. Anthony M. Cacheria
         Ph:    (214) 508-0921
         Fax:   (214) 508-9390
----------------------------------------------------------------------------------------------------------------------------------
The Bank of New York                                                           $40,000,000.00                8.0000000000%
         One Wall Street, 16th Floor
         New York, NY  10286
         Attn:  Brian Weddington
         Ph:    (212) 635-8473
         Fax:   (212) 635-8595
----------------------------------------------------------------------------------------------------------------------------------
The Bank of Nova Scotia                                                        $26,666,666.67                5.3333333333%
         One Liberty Plaza, 26th Floor
         New York, NY  10006
         Attn:  Mr. Jim Trimble
         Ph:    (212) 225-5011
         Fax:   (212) 225-5090
----------------------------------------------------------------------------------------------------------------------------------
Creditanstalt Corporate Finance, Inc.                                          $14,000,000.00                2.8000000000%
         2 Ravinia Drive, Suite 1680
         Atlanta, GA  30346
         Attn:  Mr. Carl Drake
         Ph:    (404) 390-1858
         Fax:   (404) 390-1851
----------------------------------------------------------------------------------------------------------------------------------
CoreStates Bank, N.A.                                                          $26,666,666.67                5.3333333333%
         FC-1-8-11-28
         1339 Chestnut Street
         Philadelphia, PA  19101
         Attn:  Ms. Lynae Sowersby Young
         Ph:    (215) 786-4316
         Fax:   (215) 786-7721

----------------------------------------------------------------------------------------------------------------------------------
Fleet National Bank                                                            $14,000,000.00                2.8000000000%
         MA OF DO3D
         One Federal Street
         Boston, MA  02111
         Attn:  Christopher A. Swindell
         Ph:    (617) 346-5579
         Fax:   (617) 346-4346
----------------------------------------------------------------------------------------------------------------------------------
The First National Bank of Chicago                                             $26,666,666.67               5.3333333333%
         Mail Suite 0374
         1 First National Plaza
         Chicago, IL  60670
         Attn:  Ms. Lynne Sanders
         Ph:    (312) 732-5125
         Fax:   (312) 732-5587
----------------------------------------------------------------------------------------------------------------------------------
Toronto Dominion (New York), Inc.                                              $26,666,666.67               5.3333333333%
         909 Fannin Street
         Suite 1700
         Houston, TX  77010
         Attn:  Jimmy Simien
         Ph:    (713) 653-8239
         Fax:   (713) 951-9921
----------------------------------------------------------------------------------------------------------------------------------
The Sumitomo Bank, Limited,                                                    $10,000,000.00               2.0000000000%
         New York Branch
         227 Park Avenue
         New York, NY  10172
         Attn:  Anatoly Nakum
         Ph:    (212) 224-4117
         Fax:   (212) 224-5188

----------------------------------------------------------------------------------------------------------------------------------
PNC Bank, National Association                                                 $26,666,666.67                5.3333333333%
         1600 Market Street, 21st Floor
         Philadelphia, PA 19103
         Attn:  Mr. Daniel Hopkins
         Ph:    (215) 585-7468
         Fax:   (215) 585-6680

----------------------------------------------------------------------------------------------------------------------------------
ABN AMRO Bank N. V.                                                            $14,000,000.00               2.8000000000%
         135 South LaSalle Street
         Suite 2805
         Chicago, IL  60603
         Attn:  Credit Administration
         Ph:    (312) 904-8835
         Fax:   (312) 904-8840

     copy to:

     One PPG Place, Suite 2950
     Pittsburgh, PA  15222-5400
     Attn:  Mr. Gregory Amoroso
     Ph:    (412) 566-0983
     Fax:   (412) 566-2266

----------------------------------------------------------------------------------------------------------------------------------
Bank of Hawaii                                                                 $14,000,000.00              2.8000000000%
         1839 S. Alma School Road
         Suite 150
         Mesa, AZ  85210
         Attn:  Ms. Beth MacLean
         Ph:    (602) 752-8019
         Fax:   (602) 752-8007
----------------------------------------------------------------------------------------------------------------------------------
The Dai-Ichi Kangyo Bank, Ltd.                                                 $14,000,000.00              2.8000000000%
         One World Trade Center
         48th Floor
         New York, NY  10048
         Attn:  Ms. Yasmin Campbell
         Ph:    (212) 432-8800
         Fax:   (212) 919-1879
----------------------------------------------------------------------------------------------------------------------------------
         Comercia Bank                                                         $10,000,000.00              2.0000000000%
         U.S. Banking East
         500 Woodward Avenue, 9th Floor
         Detroit, MI  48275-3280
         Attn:  Tamara J. Gurne
         Ph:    (313) 222-7806
         Fax:   (313) 222-3330
----------------------------------------------------------------------------------------------------------------------------------
CIBC, Inc.                                                                     $26,666,666.67              5.3333333333%
         425 Lexington Avenue, 8th Floor
         New York, NY  10017
         Attn:  Bob Stewart/Susan Hanna
         Ph:    (212) 856-3839
         Fax:   (212) 856-3763
----------------------------------------------------------------------------------------------------------------------------------
Bank of Tokyo-Mitsubishi                                                       $14,000,000.00              2.8000000000%
  Trust Company
         U. S. Corporate Banking
         Media, Communications and
           Entertainment Dept.
         1251 Avenue of the Americas
         New York,NY  10020
         Attn:  Glenn B. Eckert
         Ph:    (212) 782-4559
         Fax:   (212) 782-4935
----------------------------------------------------------------------------------------------------------------------------------
         The Industrial Bank of Japan, Limited                                 $10,000,000.00              2.0000000000%
         1251 Avenue of the Americas
         New York, NY  10020-1104
         Attn:  William Kennedy,
                           Vice President
         Ph:    (212) 282-3516
         Fax:   (212) 282-4250
----------------------------------------------------------------------------------------------------------------------------------
         Royal Bank of Canada                                                  $26,666,666.67              5.3333333333%
         Financial Square, 23rd Floor
         New York, NY   10005-3531
         Attn:  John Page
         Ph:    (212) 428-6551
         Fax:   (212) 428-6460

----------------------------------------------------------------------------------------------------------------------------------
Signet Bank                                                                    $10,000,000.00             2.0000000000%
         7799 Leesburg Pike, Suite 500N
         Falls Church, VA  22043
         Attn:  Mr. Vincent P. Griffin
         Ph:    (703) 714-5015
         Fax:   (703) 506-9712
----------------------------------------------------------------------------------------------------------------------------------
First National Bank of Maryland                                                $14,000,000.00             2.8000000000%
         601 13th Street, NW
         Suite 1000N
         Washington, DC  20005
         Attn:  Lauren Johnston
         Ph:    (202) 661-7227
         Fax:   (202) 661-7238
----------------------------------------------------------------------------------------------------------------------------------
Caisse Nationale de Credit Agricole                                            $20,666,666.67             4.1333333333%
         520 Madison Avenue
         New York, NY  10022
         Attn:  Michael A. Cantone
         Ph:    (212) 418-7071
         Fax:   (212) 418-2228
----------------------------------------------------------------------------------------------------------------------------------
The Sanwa Bank, Limited                                                        $14,000,000.00             2.8000000000%
         133 Peachtree Street
         Georgia-Pacific Center,
         Suite 4950
         Atlanta, GA  30303
         Attn:  William M. Plough
         Ph:    (404) 586-6883
         Fax:   (404) 589-1629
----------------------------------------------------------------------------------------------------------------------------------
Wachovia Bank, N.A.                                                            $20,666,666.67             4.1333333333%
         100 North Main Street
         Winston-Salem, NC 27101
         Attn:  Abigail M. Matia
         Ph:    (910) 732-3138
         Fax:   (910) 732-6935
==================================================================================================================================

                                 SCHEDULE 6.1(a)

                JURISDICTIONS OF ORGANIZATION AND QUALIFICATIONS
                     TO DO BUSINESS AS A FOREIGN CORPORATION
                        OF BORROWER AND ITS SUBSIDIARIES


LCI INTERNATIONAL, INC. (Incorporated:  Delaware)

Virginia

LCI INTERNATIONAL MANAGEMENT SERVICES, INC. (Incorporated:  Delaware)

California
District of Columbia
Georgia
Illinois
Indiana
Kentucky
Michigan
New Jersey
North Carolina
Ohio
Pennsylvania
Virginia
Wisconsin

LCI INTERNATIONAL TELECOM CORP. (Incorporated:  Delaware)

Alabama
Arizona
Arkansas
California
Colorado
Connecticut
District of Columbia
Florida
Georgia
Hawaii
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky

Louisiana
Maine
Maryland
Massachusetts
Michigan
Minnesota
Mississippi
Missouri
Montana
Nebraska
Nevada
New Jersey
New Hampshire
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Oregon
Pennsylvania
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Utah
Vermont
Virginia
Washington
West Virginia
Wisconsin
Wyoming

1056974 ONTARIO INC. (Incorporated:  Ontario, Canada)

None.


LCI INTERNATIONAL SC, INC. (Incorporated: Delaware)

South Carolina

LCI INTERNATIONAL OF VIRGINIA, INC.  (Incorporated: Virginia)

None.

LCI SPC I, INC.  (Incorporated: Delaware)

Virginia.

LCI TELECOM UK, LTD. (Pending Incorporation in the United Kingdom)

None.

                                 SCHEDULE 6.1(b)


                                                                                                               SHARES ISSUED
                                                                                        SHARES                     AND
SUBSIDIARY                            CLASS                    PAR VALUE              AUTHORIZED                OUTSTANDING
----------                            -----                    ---------              ----------                -----------
LCI International, Inc. ("LCII")      Common                   $0.01                  100,000,000               78,432,516

                                      Preferred                $0.01                  15,000,000                -----------

LCI International Management
Services, Inc. ("LCIM")
                                      Common                   $0.01                  1,000                     100
                                      Preferred                $0.01                  1,000                     Series A-100
                                                                                                                Series B-100
                                                                                                                Series C-100
                                                                                                                Series D-100

1056974 Ontario Inc.                  Common                   N/A                    Unlimited                 12,045,000

LCI International Telecom
Corp. ("LCIT")                        Common                   $0.00                  1,000                     117.54

LCI International SC, Inc.            Common                   $0.01                  1,000                     10

LCI International of
Virginia, Inc.                        Common                   $0.01                  100                       10

LCI SPC I, Inc.                       Common                   $0.01                  100                       10

*LCI Telecom UK, Ltd.                 Common                   $0.00                  1,000                     2


*Incorporation pending in United Kingdom.

OTHER STOCKHOLDER AGREEMENTS:

1.       1992 Stock Option Plan

2.       1993 Nonqualified Stock Option Plan for Directors

3.       1993 Stock Option Plan

4.       1993 Stock Purchase Plan, as amended and restated

5.       1994/1995 Stock Option Plan

6.       1995/1996 Stock Option Plan

7.       1997/1998 Stock Option Plan

8.       Rights Agreement dated January 22, 1997 - Fifth Third Bank

9.* Warrants to purchase an aggregate of 5,158,556 shares of Common Stock of Borrower at an exercise price of $2.83 per share. These warrants were allocated proportionately among holders of certain convertible notes based on their ownership percentage of such notes as of 3/31/93.




*All shares and prices reflect a split of 2-to-1 effective September 29, 1995.

                                 SCHEDULE 6.1(i)

                                   ERISA PLANS



EMPLOYEE BENEFIT PLANS:

1. Health Care, Dental and Vision Benefits are self-funded with Aetna Health Plans as Plan Administrator

2.       Group Life and Dependent Life - Aetna Health Plans

3. Accidental Death and Dismemberment Insurance - Commercial Life Insurance Company

4. Short Term Disability Insurance -self-funded with Aetna Health Plans providing utilization management services.

5.       Long-Term Disability Insurance - Aetna Health Plans

6.       Tuition Assistance

7.       Executive Perquisite Plan

8.       Supplemental Executive Retirement Plan (SERP)

9.       401(k) Plan - CIGNA

10. Flexible Spending Accounts for Dependent Care and Medical Expenses - Atena Health Plans

                                 SCHEDULE 6.1(l)

                          INTELLECTUAL PROPERTY MATTERS


         AT&T has indicated to the Company that it believes the Company may be infringing on certain AT&T patents and has offered to license such patents, and others, to the Company. The Company does not believe that it is infringing on any AT&T patents. However, AT&T has numerous patents, some of which may pertain to the provision of services similar to those currently provided or to be provided by the Company or to equipment similar to that used or to be used by the Company.

                                 SCHEDULE 6.1(m)

                               MATERIAL CONTRACTS


1. Alcatel Network Systems, Inc. - Design, Engineer, Supply and Systems Integration Agreement dated May 29, 1997.

2. American Communications Network, Inc. - Representative Agreement dated May 1, 1996.

3. IXC Carrier, Inc. - Construction and IRU Agreement, Joint Use Agreement and Tax Understanding (fiber build Chicago to Los Angeles) dated February 4, 1997.

4.       MCI  Network Services Agreement dated December 22, 1994.

5. Northern Telecom Inc. - Basic Supply Agreement for Telecommunications Products dated January 1, 1996.

6. Tellabs Operations, Inc. - Letter Agreement (supplier of Cross Connect systems renewal agreement) dated January 21, 1997.

7.       Fifth Third Bank - Rights Agreement dated January 22, 1997.

8.       First Trust National Association - Indenture dated June 23, 1997.

9.       PNC Bank, N.A. - $25 Million Line of Credit to LCI International, Inc.
         (LCII) - dated September 12, 1996 - Amount utilized as of 9/3/97 - $2,900,000.

10. The Bank of New York - $25 Million Line of Credit to LCII - dated December 31, 1996 - Amount utilized as of 9/3/97 - $4,700,000.

11. The Dai-Ichi Kango Bank, Ltd. - $25 Million Line of Credit to LCII - dated August 25, 1997 - Amount utilized as of 9/3/97 - None.

                                 SCHEDULE 6.1(n)

                   LABOR AND COLLECTIVE BARGAINING AGREEMENTS


                                      NONE

                                 SCHEDULE 6.1(q)

                       MATERIAL ADVERSE CHANGE DISCLOSURE


                                      NONE

                                 SCHEDULE 6.1(t)

                          DEBT AND GUARANTY OBLIGATIONS


I.       LCI INTERNATIONAL MANAGEMENT SERVICES, INC.:

1. Duke Associates No.70 Limited Partnership - Net Lease dated August 14, 1989, as amended - $13,352,239.00.

2. Duke Realty Limited Partnership - Office Lease dated December 9, 1996 (Parkwood Place, Dublin, OH.)

3.       See also Inter-Co. Debt in Schedule 10.4.

II.      LCI INTERNATIONAL, INC.

4. Unconditional Guaranty Agreement dated as of November 15, 1996 made by LCI International, Inc. as Guarantor in favor of Nationsbank of Texas, N.A., as Agent, with a ratable benefit of the Tranche A Lenders.

5.       7.25% Senior Notes due June 15, 2007.

6.       Support Agreement dated August 29, 1996 - LCI SPC I, Inc.

7.       See also Inter-Co. Debt in Schedule 10.4

                                 SCHEDULE 6.1(u)

                                   LITIGATION


                                      NONE

                                 SCHEDULE 6.1(v)

                               REGULATORY MATTERS

A.   FCC LICENSES:

         (a)  LCI INTERNATIONAL TELECOM CORP. (LCIT)

                                                                                        Expiration
         Service                                File No.                Date             Date
         -------                                --------                ----             ----
         International
         Section 214
         Authorization
                                            I-T-C-86-154               9/25/86          None
                                            I-T-C-90-028               4/12/93          None
                                            I-T-C-92-184               7/27/92          None
                                            I-T-C-93-001               2/10/93          None
                                            I-T-C-93-336               11/13/93         None
                                            I-T-C-94-380               7/1/94           None
                                            I-T-C-94-527               1/3/95           None
                                            I-T-C-95-343               5/31/95*         None
                                            I-T-C-95-590               2/28/96          None
                                            I-T-C-96-512               10/29/96         None

                                            * Pursuant to the 1995 merger of LCI
                                            Telecom South, Inc, (LTS) and LCIT,
                                            this authority was assigned by LTS
                                            to LCIT on May 31, 1995. (See FCC
                                            File No. I-T-C-95-343 (TC), released
                                            May 31, 1995). LTS was granted its
                                            authority in FCC File No.
                                            I-T-C-94-064, released 12/3/93.

         Domestic
         Section 214
         Authorization                      W-P-C-5389                 5/25/84          None

B.       STATE PUC AUTHORIZATIONS:

         (a)  LCI International Telecom Corp.*

         LCI International Telecom Corp. (LCIT) has been granted statewide authority to offer MTS, WATS and Private Line, AOS, intralata authority and local service authority in the following states except as otherwise indicated:

         Alabama
         Arizona           (Grandfathered status; permanent authority pending)
                           (Local Service application pending)
         Arkansas          (Local Service application pending)
         California
         Colorado
         Connecticut       (No AOS)
         Delaware          (Local Service application pending)

         Florida
         Georgia
         Hawaii            (Local Service application pending)
         Idaho             (Local Service application pending)
         Illinois
         Indiana
         Iowa
         Kansas            (Local Service application pending)
         Kentucky
         Louisiana
         Maine             (Local Service application pending)
         Maryland
         Massachusetts     (Local Service application pending)
         Michigan
         Minnesota
         Mississippi       (No private line permitted)
         Missouri          (Local Service application pending)
         Montana           (Local Service application pending)
         Nebraska          (Local Service application pending)
         Nevada
         New Hampshire     (Local Service application pending)
         New Jersey        (Local Service application pending)
         New Mexico        (Local Service application pending)
         New York
         North Carolina
         North Dakota      (Local Service application pending)
         Ohio

         Oklahoma          (Prior to 9/95, this state was unregulated. Pursuant
         to regulation instituted 9/95, LCIT filed for a permanent CPCN 9/95. LCIT will retain temporary authority pending approval of its application for perm. CPCN. (Local Service application pending)
         Oregon            (Local Service application pending)
         Pennsylvania
         Rhode Island
         South Carolina
         South Dakota      (Local Service application pending)
         Tennessee
         Texas
         Utah              (Local Service application pending)
         Vermont           (Local Service application pending)
         Virginia          (See LCI International of Virginia, Inc. below)
         Washington        (AOS pending)
         West Virginia     (Local Service application pending)
         Wisconsin
         Wyoming           (Local Service application pending)



(b)      LCI International of Virginia, Inc.*

         LCI International of Virginia, Inc. (LCIVA) has been granted statewide authority to offer MTS, WATS and Private Line, AOS, intralata authority and local service authority in the following states except as otherwise indicated:

         Virginia

*NOTE: Except as noted above, the state PUC authorizations do not have expiration dates.

                                  SCHEDULE 8.5

                                 EXCLUDED TAXES


I.       LCI INTERNATIONAL TELECOM CORP.


         Unpaid tax assessments on prior years:

                                                                                                 Est. of
Tax                                                                    Period                    Liability
---                                                                    ------                    ---------
State of Ohio Property Tax                                             1992                      $1,358,348

State of Ohio Property Tax                                             1993                      $1,071,901

State of Ohio Property Tax                                             1995                      $  350,000

Illinois Telecommunications Excise Tax                                 1994 - 1996               $  170,000

                                                                                                 ----------
                                                                                                 $2,950,249

                                  SCHEDULE 10.3

                                 EXISTING LIENS

1.* Society National Bank, as Collateral Trustee, Financing Statement dated March 3, 1993 filed with Recorder, Franklin County, Ohio - LCI International Telecom Corp. (LCIT) as Debtor.

2.** A Judgement Entry may have been recorded in Franklin County, Ohio in the matter of Thomas J. Byrnes and Richard C. Otto v. LCI Communications Corporation, and LiTel Telecommunications Corporation.

*There is no underlying obligation on behalf of LCIT in connection with this financing statement and the Company is taking steps to have this filing removed from the records.

**The verdict was reversed on appeal and the Company has no further payment obligations in this matter.

                                  SCHEDULE 10.4

                        LOANS, ADVANCES, AND INVESTMENTS

10.4(a)  Investments in Subsidiaries as of 6/30/97:

                                                                                             ($ millions)
                  (i) LCI Notes

                   LCI International Telecom Corp. (LCIT)
                     to Mgt. Svcs.                                                               $7.15
                   LCIT to Mgt. Svcs.                                                            18.53
                   LCIT to Mgt. Svcs.                                                             9.63
                  Management Services to LCI                  6/17/93                            64.26
                                                              8/25/93                             7.98
                                                              8/25/93                            21.40
                                                              9/7/93                              7.14
                                                                                                 -----
                                                                                               $136.09
                                                                                               =======

                  (ii) LCI SPC I, Inc. to LCIT - Subordinated Intercompany Revolving Note dated August 29, 1996 - $3.61 million as of 6/30/97.


Investments in STN:*

                           Debentures purchased under Purchase
                           Agreement dated 10/15/93, as amended                 22.294   CDN$
                           Loan Agreement dated 6/1/94, as amended               12.15   CDN$
                           Promissory Note dated 12/21/94                          1.8   CDN$
                           Promissory Note dated 12/21/94                       6.9515   CDN$
                           Indemnification Agreement dated as
                            of January 6, 1995                                 16.1065   CDN$


         *Investment has been written off and Company does not anticipate receiving any payment.

Investments in Trescom:

                           172,313 shares of Common Stock                                        $1,250,001
                           Traded on NASDAQ and calculated
                           at $7.25/share

                                  SCHEDULE 10.9

                          TRANSACTIONS WITH AFFILIATES


1)       See Inter-Co. Debt on Schedule 10.4.

2)       Investments in STN - See Schedule 10.4.

3) Employment Agreement dated April 19, 1993 between H. Brian Thompson and LCI International Management Services, Inc. ("LCIM"), as amended, March 20, 1995.

4) Employment Agreement dated April 19, 1993 between Thomas J. Wynne and LCIM, as amended, March 20, 1995.

5) Employment Agreement dated April 19, 1993 between Marshall W. Hanno and LCIM, as amended, March 20, 1995.

6) Split Dollar Agreement dated November 1, 1996 between H. Brian Thompson and LCIM.

7)       Tax Sharing Agreement dated 12/27/89.

8)       Master License and Services Agreement dated March 1, 1993.

9) Warrants as set forth in Item 7, Schedule 6.1(b). Warburg, Pincus Capital Co., L.P. ("Warburg") has the right to convert warrants into 5,158,556 shares of Common Stock.

10) Split Dollar Agreement dated November 1, 1996 between Joseph A. Lawrence and LCIM.

11) Collateral Assignment and Split Dollar for Key Employees - Flexible Premium Life Insurance Agreement dated May 1, 1997 - Thomas J. Wynne and LCIM.

12) Employment Agreement effective October 18, 1993 between Joseph A. Lawrence and LCIM.

13)      Employment Agreement dated December 22, 1994 between John Taylor and
         LCIM.

14) Employment Agreement dated October 1, 1995 between Lawrence J. Bouman and LCIM.

15)      Employment Agreement dated March 18, 1996 between Roy N. Gamse and
         LCIM.

16)      Employment Agreement dated January 3, 1997 between Anne K. Bingaman and
         LCIM.

17) Registration Rights Agreement dated March 31, 1993 - LCI International, Inc. ("LCII") and various signatories including Warburg.

18)      Support Agreement dated August 29, 1996 between LCII and LCI SPC I,
         Inc.

19) Management Services and Sublease Agreement dated August 29, 1996 between LCI International Telecom Corp., LCII, LCIM, and LCI SPC I, Inc.